This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-159339
Subject to Completion, dated April 12, 2010
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated April 12, 2010)

6,400,000 Shares

EACH SHARE REPRESENTS
ONE BENEFICIAL INTEREST
IN COMPASS DIVERSIFIED HOLDINGS

We are offering 5,100,000 shares of Compass Diversified Holdings, which we refer to as the trust, and the selling shareholder named in this prospectus supplement is offering 1,300,000 shares of the trust. Each share of the trust represents one undivided beneficial interest in the trust property. The purpose of the trust is to hold 100% of the limited liability company interests, which we refer to as the trust interests, of Compass Group Diversified Holdings LLC, which we refer to as the company. Each beneficial interest in the trust corresponds to one trust interest of the company.

The shares trade on the Nasdaq Global Select Market under the symbol “CODI.” On April 9, 2010. the closing price of the shares on the Nasdaq Global Select Market was $15.74.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Investing in our shares involves risks. See the section entitled “Risk Factors,” beginning on page S-12 of this prospectus supplement and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus supplement and the accompanying prospectus by reference for certain risks and uncertainties you should consider.

	Per Share	Total

Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling shareholder	$	$

The underwriters may also purchase up to an additional 960,000 shares in the aggregate from us and the selling shareholder at the public offering price, less the underwriting discount and commissions, within 30 days of the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about April   , 2010.

Joint Book-Running Managers

MORGAN STANLEY	UBS INVESTMENT BANK

Co-Managers
BB&T CAPITAL MARKETS A Division of Scott & Stringfellow, LLC
CJS SECURITIES, INC.
JANNEY MONTGOMERY SCOTT
SUNTRUST ROBINSON HUMPHREY

Prospectus Supplement dated April   , 2010

NOTE TO READER

In reading this prospectus supplement, references to:

•	the “trust” and “Holdings” refer to Compass Diversified Holdings;

•	the “company” refer to Compass Group Diversified Holdings LLC;

•	“manager” or “CGM” refer to Compass Group Management LLC;

•	“businesses” refer to, collectively, the businesses controlled by the company;

•	“initial businesses” refer to, collectively, CBS Personnel Holdings, Inc., Crosman Acquisition Corporation, Compass AC Holdings, Inc. and Silvue Technologies Group, Inc.;

•	the “LLC Agreement” refer to the Second Amended and Restated Operating Agreement of the company dated as of January 9, 2007; and

•	“CODI,” “we,” “us” and “our” refer to the trust, the company and our businesses together.

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about our shares in two separate documents: (1) this prospectus supplement, which describes the specific terms of this offering of our shares and adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, and (2) the accompanying prospectus, which provides general information about shares we may offer from time to time. If the information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation of Certain Information by Reference.”

The accompanying prospectus was filed with the Securities and Exchange Commission (“SEC”) as part of a registration statement on Form S-3 (File No. 333-159339), which became effective on June 1, 2009, as subsequently amended by a post-effective amendment which became effective on April 12, 2010, registering securities of up to a maximum aggregate initial offering price of $200,000,000. Pursuant to the provisions of Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the accompanying prospectus also relates to the securities of up to a maximum aggregate initial offering price of $139,435,000 registered but not sold by certain selling shareholders under a registration statement on Form S-3 (Registration No. 333-147218), which became effective on November 26, 2007. As of April 9, 2010, an aggregate of $45,135,000 of the shares have been sold under the combined registration statement. Accordingly, this prospectus supplement relates to aggregate securities of up to the maximum aggregate initial offering price of $294,300,000.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, the selling shareholder has not, and the underwriters have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, the selling shareholder or the underwriters, you should not rely on it.

Our shares are being offered for sale only in places where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the sections entitled “Prospectus Supplement Summary” and “Risk Factors,” contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identifying factors that could cause actual results to differ from those expressed in the forward-looking statements. We may, in some cases, use words such as “project,” “predict,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus supplement are subject to a number of risks and uncertainties, some of which are beyond our control, including among other things:

•	our ability to successfully operate our businesses on a combined basis, and to effectively integrate and improve any future acquisitions;

•	our cash flow available for distribution and reinvestment and our ability to make distributions in the future to our shareholders;

•	changes in general economic or business conditions or economic or demographic trends in the United States and other countries in which we have a presence, including changes in interest rates and inflation;

•	our ability to remove our manager and our manager’s right to resign;

•	our trust and organizational structure, which may limit our ability to meet our dividend and distribution policy;

•	our ability to service and comply with the terms of our indebtedness;

•	our ability to pay the management fee, profit allocation and put price when due;

•	our ability to make and finance future acquisitions;

•	our ability to implement our acquisition and management strategies;

•	the regulatory environment in which our businesses operate;

•	trends in the industries in which our businesses operate;

•	environmental risks affecting the business or operations of our businesses;

•	our and our manager’s ability to retain or replace qualified employees of our businesses and our manager;

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

•	extraordinary or force majeure events affecting the business or operations of our businesses.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of some of the risks that could cause our actual results to differ appears under the section “Risk Factors” and elsewhere in this prospectus supplement or incorporated herein by reference. Additional risks of which we are not currently aware or which we currently deem immaterial could also cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus supplement may not occur. These forward-looking statements are made as of the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements after the completion of this offering, whether as a result of new information, future events or otherwise, except as required by law.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights information contained elsewhere in this prospectus supplement and in the documents we file with the SEC that are incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in our shares. You should read carefully the entire prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and accompanying prospectus, including “Risk Factors” included below and our consolidated financial statements and related notes included in our most recently filed Annual Report on Form 10-K, in each case as updated or supplemented by subsequent periodic reports that we file with the SEC, before making an investment decision. Further, unless the context otherwise indicates, numbers in this prospectus supplement have been rounded and are, therefore, approximate.

BUSINESS

Compass Diversified Holdings, a Delaware statutory trust, which we refer to as the trust, was incorporated in Delaware on November 18, 2005. Compass Group Diversified Holdings, LLC, a Delaware limited liability company, which we refer to as the company, was also formed on November 18, 2005. The trust and the company were formed to acquire and manage a group of small and middle-market businesses headquartered in North America. The trust is the sole owner of 100% of the trust interests, as defined in our LLC Agreement, of the company. Pursuant to that LLC Agreement, the trust owns an identical number of trust interests in the company as exist for the number of outstanding shares of the trust. Accordingly, our shareholders are treated as beneficial owners of trust interests in the company and, as such, are subject to tax under partnership income tax provisions.

The company is an operating entity with a board of directors whose corporate governance responsibilities are similar to that of a Delaware corporation. The company’s board of directors oversees the management of the company and our businesses and the performance of Compass Group Management LLC, which we refer to as our manager or CGM. Our manager is the sole owner of our allocation interests, as defined in our LLC Agreement.

Overview

We acquire controlling interests in businesses that we believe operate in industries with long-term macroeconomic growth opportunities, and that have positive and stable cash flows, face minimal threats of technological or competitive obsolescence and have strong management teams largely in place.

Our structure provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. Through the acquisition of a diversified group of businesses with these characteristics, we also offer investors an opportunity to diversify their own portfolio risk while participating in the ongoing cash flows of those businesses through the receipt of distributions.

Our disciplined approach to our target market provides opportunities to methodically purchase attractive businesses at values that are accretive to our shareholders. For sellers of businesses, our unique structure allows us to acquire businesses efficiently with little or no financing contingencies and, following acquisition, to provide our businesses with substantial access to growth capital.

We believe that private company operators and corporate parents looking to sell their businesses may consider us an attractive purchaser because of our ability to:

•	provide ongoing strategic and financial support for their businesses;

•	maintain a long-term outlook as to the ownership of those businesses where such an outlook is required for maximization of our shareholders’ return on investment; and

•	consummate transactions efficiently without being dependent on third-party financing on a transaction-by-transaction basis.

In particular, we believe that our outlook on length of ownership may alleviate the concern that many private company operators and parent companies may have with regard to their businesses going through multiple sale processes in a short period of time. We also believe this outlook both reduces the risk that businesses may be sold at unfavorable points in the overall market cycle and enhances our ability to develop a comprehensive strategy to grow the earnings and cash flows of our businesses, which we expect will better enable us to meet our long-term objective of paying distributions to our shareholders and increasing shareholder value. Finally, we have found that our ability to acquire businesses without the cumbersome delays and conditions typical of third party transactional financing can be very appealing to sellers of businesses who are interested in confidentiality and certainty to close.

We believe that our management team’s strong relationships with industry executives, accountants, attorneys, business brokers, commercial and investment bankers, and other potential sources of acquisition opportunities offer us substantial opportunities to assess small to middle market businesses that may be available for acquisition. In addition, the flexibility, creativity, experience and expertise of our management team in structuring transactions allows us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.

In terms of the businesses in which we have a controlling interest as of December 31, 2009, we believe that these businesses have strong management teams, operate in strong markets with defensible market niches and maintain long standing customer relationships. We believe that the strength of this model, which provides for significant industry, customer and geographic diversity, will become even more apparent in the current challenging economic environment.

The following is a brief summary of the businesses in which we own a controlling interest at December 31, 2009.

Advanced Circuits

Compass AC Holdings, Inc. (“Advanced Circuits” or “ACI”), headquartered in Aurora, Colorado, is a provider of prototype, quick-turn and production rigid printed circuit boards, or “PCBs”, throughout the United States. PCBs are a vital component of virtually all electronic products. The prototype and quick-turn portions of the PCB industry are characterized by customers requiring high levels of responsiveness, technical support and timely delivery. We made loans to and purchased a controlling interest in Advanced Circuits, on May 16, 2006, for approximately $81.0 million. As of December 31, 2009, we own 70.2% of the outstanding stock of Advanced Circuits on a primary and fully diluted basis.

American Furniture

AFM Holding Corporation (“American Furniture” or “AFM”) headquartered in Ecru, Mississippi, is a leader in the manufacturing of low-cost upholstered stationary and motion furniture, including sofas, loveseats, sectionals, recliners and complementary products to the promotional furniture market. We made loans to and purchased a controlling interest in AFM on August 31, 2007 for approximately $97.0 million. As of December 31, 2009, we own 93.9% of AFM’s outstanding stock on a primary basis and 84.5% on a fully diluted basis.

Anodyne

Anodyne Medical Device, Inc. (“Anodyne”) headquartered in Coral Springs, Florida, is a leading designer and manufacturer of powered and non-powered medical therapeutic support services and patient positioning devices serving the acute care, long-term care and home health care markets. Anodyne is one of the nation’s leading designers and manufacturers of specialty therapeutic support surfaces and is able to manufacture products in multiple locations to better serve a national customer base. We made loans to and purchased a controlling interest in Anodyne on August 1, 2006 for approximately $31.0 million. As of December 31, 2009, we own 74.4% of the outstanding capital stock on a primary basis and 61.7% on a fully diluted basis.

Fox

Fox Factory Holding Corp. headquartered in Watsonville, California, is a designer, manufacturer and marketer of high end suspension products for mountain bikes, all-terrain vehicles, snowmobiles and other off-road vehicles, collectively referred to as power sports. Fox acts both as a tier one supplier to leading action sport original equipment manufacturers (“OEM”) and provides after-market products to retailers and distributors (“Aftermarket”). Fox’s products are recognized as the industry’s performance leaders by retailers and end-users alike. We made loans to and purchased a controlling interest in Fox, on January 4, 2008, for approximately $80.4 million. As of December 31, 2009, we own 75.5% of the outstanding common stock on a primary basis and 67.5% on a fully diluted basis.

HALO

HALO Lee Wayne LLC, operating under the brand names of HALO and Lee Wayne (“HALO”), headquartered in Sterling, Illinois, serves as a one-stop shop for over 40,000 customers providing design, sourcing, management and fulfillment services across all categories of its customer promotional product needs in effectively communicating a logo or marketing message to a target audience. HALO has established itself as a leader in the promotional products and marketing industry through its focus on servicing its group of over 600 account executives. We made loans to and purchased a controlling interest in HALO on February 28, 2007 for approximately $62.0 million. As of December 31, 2009, we own 88.7% of the outstanding common stock on a primary basis and 72.8% on a fully diluted basis.

Staffmark

CBS Personnel Holdings Inc., (“CBS Personnel”, which was rebranded as “Staffmark” in February 2009) headquartered in Cincinnati, Ohio, is a provider of temporary staffing services in the United States. In order to provide its more than 6,500 clients with tailored staffing services to fulfill their human resources needs, Staffmark also offers employee leasing services, permanent staffing and temporary-to-permanent placement services. We made loans to and purchased a controlling interest in CBS Personnel on May 16, 2006, for approximately $128.0 million.

On January 21, 2008, CBS Personnel acquired Staffmark Investment LLC for approximately $133.8 million, including fees and transaction costs. Like CBS Personnel, Staffmark Investment LLC was one of the leading providers of commercial staffing services in the United States, providing staffing services in 30 states. CBS Personnel repaid $80.0 million in Staffmark Investment LLC indebtedness and issued $47.9 million in CBS Personnel common stock for all the equity interests in Staffmark Investment LLC.

In April 2009, the Company amended the Staffmark intercompany credit agreement which, among other things, recapitalized a portion of Staffmark’s long-term debt by exchanging $35.0 million of unsecured debt for Staffmark common stock. Our ownership percentage of the outstanding capital stock of Staffmark is 76.2% on a primary basis and 69.4% on a fully diluted basis as of December 31, 2009.

RECENT DEVELOPMENTS

Acquisition of Liberty Safe and Security Products, Inc.

On March 31, 2010, Liberty Safe Holding Corporation (the “Liberty Safe Buyer”), a subsidiary of the Company, entered into stock purchase agreements with (i) Gable 5, Inc. (the “Liberty Safe Parent”) and Liberty Safe and Security Products, LLC (the “Liberty Safe Seller”), and (ii) certain management stockholders of the Liberty Safe Parent (the “Liberty Safe Management Purchase Agreement”), pursuant to which the Liberty Safe Buyer acquired all of the issued and outstanding capital stock of the Liberty Safe Parent and, indirectly, Liberty Safe and Security Products, Inc. (“Liberty Safe”), a wholly-owned subsidiary of the Liberty Safe Parent.

Under the terms of the transactions, CODI’s acquisition of Liberty Safe was based on a total enterprise value of $70.0 million. Transaction expenses were approximately $1.5 million. The cash consideration and transaction expenses were funded by CODI through drawings of $70.0 million under CODI’s revolving credit facility. CODI’s initial ownership position in Liberty Safe is 96.2% on a primary basis and 87.8% on a fully diluted basis. Liberty Safe’s management, pursuant to the Liberty Safe Management Purchase Agreement, and certain other investors invested in the transaction alongside CODI collectively representing approximately 4% initial minority interest on a primary basis and approximately 12% on a fully diluted basis.

Based in Payson, Utah and founded in 1988, Liberty Safe is the premier designer, manufacturer and marketer of home and gun safes in North America. From its over 200,000 square foot manufacturing facility, Liberty Safe produces a wide range of home and gun safe models in a broad assortment of sizes, features and styles. Products are marketed under the Liberty brand, as well as a portfolio of licensed and private label brands, including Remington, Cabela’s and John Deere. For the year ended December 31, 2009, Liberty Safe reported revenue of $73.8 million and had capital expenditures of approximately $0.6 million.

Concurrent with the closing of Liberty Safe Buyer’s acquisition of Liberty Safe, the Company provided a credit facility to Liberty Safe Parent, as co-borrower and Liberty Safe, as borrower, which funded, in part, the Liberty Safe Buyer’s purchase of the Liberty Safe Parent stock from Liberty Safe Seller and made available to

Liberty Safe a secured revolving loan commitment and secured term loans. The initial amount outstanding under these facilities at the close of this transaction was approximately $44 million. The loans to Liberty Safe are secured by security interests in all of the assets of Liberty Safe Buyer, Liberty Safe Parent and Liberty Safe and the pledge of the equity interests in Liberty Safe Parent and Liberty Safe. In addition to being similar to the terms and conditions of the credit facilities in place with our existing businesses, the company believes that the terms of the loans are fair and reasonable given the leverage and risk profile of Liberty Safe.

Acquisition of Circuit Express, Inc. by Advanced Circuits

On March 11, 2010, the company announced that its subsidiary, Advanced Circuits, acquired Circuit Express, Inc. (“Circuit Express”), a manufacturer of rigid printed circuit boards for aerospace and defense related customers. The acquisition included three facilities, totaling 35,000 square feet of production space, in Tempe, Arizona. For the year ended December 31, 2009, Circuit Express reported revenue of approximately $16.4 million. The purchase price of $15.6 million was funded largely with cash on hand.

Current Organizational Structure(1)

(1)	In this chart, the percentage holdings shown in respect of the trust reflect the ownership of the trust immediately prior to the completion of this offering.
(2)	Following this offering, our public shareholders will own approximately 84% of the trust shares (or approximately % if the underwriters’ overallotment option is exercised in full), and CGI Diversified Holdings, LP (“CGI”) holding through CGI Magyar Holdings, LLC will own approximately 15.3% of the trust shares (or approximately % if the underwriters’ overallotment option is exercised in full) and will continue to be our largest shareholder. Mr. Massoud is not a director, officer or member of CGI Diversified Holdings, LP or any of its affiliates.
(3)	Owned by members of our Manager, including Mr. Massoud as managing member.
(4)	Mr. Massoud is the managing member.
(5)	The Allocation Interests, which carry the right to receive a profit allocation, represent less than a 0.1% equity interest in the company.
(6)	Mr. Day is a non-managing member.

SUMMARY FINANCIAL DATA

The following table sets forth selected historical and other data of the company and should be read in conjunction with the more detailed consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Selected financial data below includes the results of operations, cash flow and balance sheet data of the Company for the years ended December 31, 2009, 2008, 2007 and 2006. We were incorporated on November 18, 2005 (“inception”). Financial data included for the year ended December 31, 2005 includes minimal activity experienced from inception to December 31, 2005. We completed our initial public offering, which we refer to as our IPO, on May 16, 2006 and used the proceeds of the IPO and separate private placement transactions that closed in conjunction with our IPO, and from our third party credit facility, to purchase controlling interests in our initial businesses.

The operating results for Crosman Acquisition Corporation (“Crosman”) are reflected as discontinued operations in 2006 and are not included in the operating data below. The operating results for Aeroglide Holdings, Inc. (“Aeroglide”) are reflected as discontinued operations in 2008 and 2007 and as such are not included in the operating data below. The operating results for Silvue Technologies Group, Inc. (“Silvue”) are reflected as discontinued operations in 2008, 2007 and 2006 and as such are not included in the operating data below. Financial data included below only includes activity in our current operating subsidiaries from their respective dates of acquisition. Net income and gains on the sales of Crosman, Aeroglide and Silvue are reflected below in income and gain from discontinued operations. The following data does not include the impact of the Circuit Express or Liberty Safe acquisitions.

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(in thousands)

Statements of Operations Data:
Net sales	$1,248,740	$1,538,473	$841,791	$395,173	$—
Cost of sales	976,991	1,196,206	636,008	307,014	—

Gross profit	271,749	342,267	205,783	88,159	—
Operating expenses:					—
Staffing	74,279	102,438	56,207	34,345	—
Selling, general and administrative	145,948	165,768	94,426	31,605	(1)
Supplemental put expense (reversal)	(1,329)	6,382	7,400	22,456	—
Management fees	13,100	15,205	10,120	4,158	—
Amortization expense	24,609	24,605	12,679	5,814	—
Impairment expense(3)	59,800	—	—	—	—

Operating income (loss)	(44,658)	27,869	24,951	(10,219)	(1)

Income (loss) from continuing operations	(39,645)	3,817	10,051	(27,973)	(1)
Income and gain from discontinued operations	—	77,970	41,314	9,831	—

Net income (loss)	(39,645)	81,787	51,365	(18,142)	(1)
Net income (loss) attributable to noncontrolling interest	(13,375)	3,493	10,997	1,107	—

Net income (loss) attributable to Holdings(1),(2)	$(26,270)	$78,294	$40,368	$(19,249)	$(1)

Basic and fully diluted income (loss) per share attributable to Holdings:
Continuing operations	$(0.76)	$0.01	$(0.04)	$(2.29)	$—
Discontinued operations	—	2.47	1.50	0.77	—

Basic and fully diluted income (loss) per share attributable to Holdings	$(0.76)	$2.48	$1.46	$(1.52)	$—

Cash Flow Data:
Cash provided by operating activities	$20,213	$40,549	$41,772	$20,563	$—
Cash used in investing activities	(4,982)	(24,793)	(114,158)	(362,286)	—
Cash (used in) provided by financing activities	(81,209)	(37,561)	184,882	351,073	100
Net (decrease) increase in cash and cash equivalents	(65,978)	(21,885)	112,352	9,610	100

(1)	Includes gains on the sales of Aeroglide and Silvue in 2008 of $34.0 million and $39.4 million, respectively, and Crossman in 2007 of $36.0 million.
(2)	Includes a charge to net income of $10.0 million for distributions made at the subsidiary (ACI) level in excess of cumulative earnings in 2007.
(3)	Includes $50.0 million of goodwill impairment and $9.8 million of other indefinite-lived intangible asset impairment (related to the CBS Personnel trade name) recorded at our Staffmark reporting unit. These impairments were recorded in connection with our annual goodwill impairment test.

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(in thousands)

Balance Sheet Data:
Current assets	$275,027	$335,201	$299,241	$135,121	$3,408
Total assets	831,012	984,336	828,002	496,382	3,408
Current liabilities	129,887	139,370	106,613	155,534	3,309
Long-term debt	74,000	151,000	148,000	—	—
Total liabilities	322,946	440,458	373,285	221,934	3,309
Noncontrolling interests	70,905	79,431	21,867	17,734	100
Shareholders’ equity (deficit) attributable to Holdings	437,161	464,447	432,850	255,711	(1)

The table below details cash receipts and payments that are not reflected on our income statement in order to provide an additional measure of management’s estimate of cash flow available for distribution and reinvestment, which we refer to as CAD. CAD is a non-GAAP measure that we believe provides additional information to our shareholders in order to enable them to evaluate our ability to make anticipated quarterly distributions. It is not necessarily comparable with similar measures provided by other entities. We believe that our future CAD, together with our cash balances and access to cash via our revolving credit facility, will be sufficient to meet our anticipated distributions over the next twelve months. For a discussion of certain risks related to, and restrictions on, our ability to pay such distributions, see the section entitled “Dividend and Distribution Policy.” The table below reconciles CAD to net income and to cash flow provided by operating activities, which we consider to be the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Year Ended December 31,
	2009	2008
	(in thousands)

Net income (loss)	$(39,645)	$81,787
Adjustment to reconcile net income to cash provided by operating activities
Depreciation and amortization	32,996	35,021
Supplemental put expense (reversal)	(1,329)	6,382
Noncontrolling shareholders’ notes and other	1,555	3,376
Deferred taxes	(24,964)	(8,911)
Gain (loss) on sales of businesses	—	(73,363)
Amortization of debt issuance cost	1,776	1,969
Loss on Term Facility payment	3,652	—
Impairment charges	59,800	—
Other	107	381
Changes in operating assets and liabilities	(13,735)	(6,093)

Net cash provided by operating activities	20,213	40,549

	Year Ended December 31,
	2009	2008
	(in thousands)

Plus:
Unused fee on Revolving Credit Facility(1)	3,454	3,139
Staffmark integration and restructuring	4,076	8,826
Changes in operating assets and liabilities	13,735	6,093
Less:
Interest income due from minority shareholders at Advanced Circuits(2)	1,047	—
Less:
Maintenance capital expenditures(3)
Advanced Circuits	251	983
Aeroglide	—	210
American Furniture	501	1,438
Anodyne	513	1,425
Fox	741	1,601
Staffmark	901	1,589
HALO	496	795
Silvue	—	—

Estimated cash flow available for distribution (CAD)	$37,028	$50,566

Distribution paid April	(10,718)	(10,246)
Distribution paid July	(12,452)	(10,246)
Distribution paid October	(12,453)	(10,718)
Distribution paid January	(12,452)	(10,718)

Total distributions	$(48,075)	$(41,928)

(1)	Represents the commitment fee on the unused portion of our Revolving Credit Facility.
(2)	Represents interest income on loans to Advanced Circuit’s management.
(3)	Represents maintenance capital expenditures that were funded from operating cash flow and excludes approximately $3.5 million of growth capital expenditures for the year ended December 31, 2008

Cash flows of certain of our businesses are seasonal. Cash flows from American Furniture are typically highest in the months of January through April of each year, coinciding with homeowners’ tax refunds. Cash flows from Staffmark are typically lower in the first quarter of each year than in other quarters due to reduced seasonal demand for temporary staffing services and to lower gross margins during that period associated with the front-end loading of certain taxes and other payments associated with payroll paid to their employees. Cash flows from HALO are typically highest in the months of September through December of each year primarily as the result of calendar sales and holiday promotions. HALO generates over two-thirds of its operating income in the months of September through December.

THE OFFERING

Shares offered by us in this offering	5,100,000 shares(1)

Shares offered by the selling shareholder in this offering	1,300,000 shares(2)

Shares outstanding after this offering	41,725,000 shares(3)

Use of proceeds	We estimate that our net proceeds from the sale of the shares in this offering by us will be approximately $ (or approximately $ if the underwriters’ overallotment option is exercised in full), after deducting underwriting discounts and commissions and our estimated public offering costs, at a public offering price of $ per share. We intend to use our net proceeds from this offering for general corporate purposes and pending such application, repayment of debt under our revolving credit facility. We will not receive any proceeds from the sale of the shares by the selling shareholder. See the section entitled “Use of Proceeds” for more information about the use of the proceeds of this offering.

Nasdaq Global Select Market symbol	CODI

Dividend and distribution policy	We intend to declare and pay regular quarterly cash distributions on all outstanding shares, based on distributions received by the trust on the trust interests in the company. The declaration and amount of any distributions will be subject to the approval of the company’s board of directors, which will include a majority of independent directors, and will be based on the results of operations of our businesses and the desire to provide sustainable levels of distributions to our shareholders. Any cash distribution paid by the company to the trust will, in turn, be paid by the trust to its shareholders. On April 7, 2010 our board of directors declared a distribution for the first quarter of 2010 payable on April 30, 2010 to all holders of record on April 23, 2010. Participants in the offering that are holders of record on the record date of the distribution will receive the distribution for the first quarter 2010 with respect to the shares held on the record date.

See the section entitled “Dividend and Distribution Policy” in this prospectus supplement for a discussion of our intended distribution rate. Our ability to pay regular quarterly cash distributions is subject to a number of risks. See the section entitled “Risk Factors” for a discussion of certain of these risks and see the section entitled “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus for more information about the tax treatment of distributions by the trust and the company.

Shares of the trust	Each share of the trust represents an undivided beneficial interest in the trust property, and each share of the trust corresponds to one

(1) Excludes shares that may be issued to the underwriters pursuant to their overallotment option. If the underwriters exercise their overallotment option in full, the total number of shares offered by us will be          . We had 36,625,000 shares outstanding at March 31, 2010.
(2) Excludes shares that may be sold to the underwriters pursuant to their overallotment option. If the underwriters exercise their overallotment option in full, the total number of shares offered by the selling shareholder will be          .
(3) The number of shares that will be outstanding after this offering is based on the number of shares outstanding on March 31, 2010 and assumes no exercise by the underwriters of their over allotment option.

underlying trust interest of the company owned by the trust. Unless the trust is dissolved, it must remain the sole holder of 100% of the trust interests, and at all times the company will have outstanding the identical number of trust interests as the number of outstanding shares of the trust. If the trust is dissolved, each share of the trust will be exchanged for one trust interest in the company. Each outstanding share of the trust is entitled to one vote on any matter with respect to which the trust, as a holder of trust interests in the company, is entitled to vote. The company, as the sponsor of the trust, will provide to our shareholders proxy materials to enable our shareholders to exercise, in proportion to their percentage ownership of outstanding shares, the voting rights of the trust, and the trust will vote its trust interests in the same proportion as the vote of holders of shares. The allocation interests do not grant to our manager voting rights with respect to the company except in certain limited circumstances.

See the section entitled “Description of Shares” in the accompanying prospectus for information about the material terms of the shares, the trust interests and the allocation interests.

Material U.S. federal income tax considerations	Subject to the discussion in “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus, neither the trust nor the company will incur U.S. federal income tax liability; rather, each holder of trust shares will be required to take into account his or her allocable share of trust income, gain, loss, deduction and other items. The trust is treated as a partnership for U.S. federal income tax purposes, and will issue a Schedule K-1 to shareholders.

See the section entitled “Supplemental Material U.S. Federal Income Tax Considerations” in this prospectus supplement and the section entitled “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus for information about the potential U.S. federal income tax consequences of the purchase, ownership and disposition of our shares.

Risk factors	Investing in our shares involves risks. See the section entitled “Risk Factors” and read this prospectus supplement carefully before making an investment decision with the respect to the shares or the company.

RISK FACTORS

An investment in our shares involves risk. You should carefully read and consider all of the risks described in our Annual Report on Form 10-K for the year ended December 31, 2009, as supplemented by the discussion below, before making a decision to invest in our shares. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our shares could decline, we may be unable to pay distributions on our shares and you could lose all or part of your investment.

Risks Related to this Offering

Our earnings and cash distributions may affect the market price of our shares.

Generally, the market price of our shares may be based, in part, on the market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales, acquisitions or refinancings, and on the value of our businesses. For that reason, our shares may trade at prices that are higher or lower than our net asset value per share. If we do not maintain our current level of distributions due to our lack of sufficient cash flows or other factors, the market price of our shares may be materially adversely affected. There are various risks and uncertainties with respect to our having sufficient cash flows for distributions and reinvestment, including risks with respect to the performance of our businesses. In addition, should we retain operating cash flow for investment purposes or working capital reserves instead of distributing the cash flows to our shareholders, the retained funds, while increasing the value of our underlying assets, may materially adversely affect the market price of our shares. Our failure to meet market expectations with respect to earnings and cash distributions could materially adversely affect the market price of our shares. See the section entitled “Dividend and Distribution Policy” for more information about restrictions on our ability to make cash distributions.

If the market price of our shares declines, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our shares will not fluctuate or decline significantly, including a decline below the public offering price, in the future.

We have broad discretion in using the net proceeds of this offering. Our failure to effectively use these proceeds could adversely affect our ability to earn profits.

We intend to use the net proceeds for general corporate purposes, including add-on acquisitions to our existing businesses and the acquisition of other businesses or to make distributions to our shareholders. If we fail to identify desirable acquisition targets, or fail to effectively consummate such acquisitions, or we use the net proceeds to fund distributions, our ability to earn profits could be adversely affected.

Future sales of shares may cause the market price of our shares to decline.

We cannot predict what effect, if any, future sales of our shares, or the availability of shares for future sales, will have on the market price of our shares. Sales of substantial amounts of our shares in the public market following this offering, or the perception that such sales could occur, could materially adversely affect the market price of our shares and may make it more difficult for you to sell your shares at a time and price which you deem appropriate. A decline below the offering price is possible. After the consummation of this offering, there will be 41,725,000 shares of the trust issued and outstanding (or           shares if the underwriters exercise their overallotment option in full).

We and our officers, directors and certain of our affiliates have agreed that, with limited exceptions, we and they will not directly or indirectly, without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the underwriters, offer to sell, sell or otherwise dispose of any shares for a period of 90 days after the date of this prospectus.

We may issue additional debt and equity securities which are senior to our shares as to distributions and in liquidation, which could materially adversely affect the market price of our shares and result in dilution to our shareholders.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or by issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or equity securities, including preferred securities. In addition, we may issue our shares as consideration for future acquisitions. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our shareholders. Any preferred securities, if issued, may have a preference with respect to distributions upon liquidation, which could further limit our ability to make distributions to our shareholders. Because our decision to incur debt and issue securities in any future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your shares and diluting your interest in us. In addition, we can change our leverage strategy from time to time without shareholder approval, which could materially adversely affect the market share price of our shares.

The market price, trading volume and marketability of our shares may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your shares and our ability to raise capital through future equity financings.

The market price and trading volume of our shares may fluctuate significantly. Many factors that are beyond our control may significantly affect the market price and marketability of our shares and may materially adversely affect our ability to raise capital through equity financings. These factors include: price and volume fluctuations in the stock markets generally which create highly variable and unpredictable pricing of equity securities; significant volatility in the market price and trading volume of securities of companies in the sectors in which our businesses operate, which may not be related to the operating performance of these companies and which may not reflect the performance of our businesses; changes and variations in our earnings and cash flows; any shortfall in revenue or net income or any increase in losses from levels expected by securities analysts; changes in regulation or tax law; operating performance of companies comparable to us; general economic trends and other external factors including inflation, interest rates, and costs and availability of raw materials, fuel and transportation; and loss of a major funding source.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of 5,100,000 shares in this offering will be approximately $     (or approximately $      if the underwriters’ overallotment option is exercised in full) after deducting underwriting discounts and commissions of approximately $      (or approximately $      if the underwriters’ overallotment option is exercised in full) and estimated public offering costs of approximately $      . We intend to use the net proceeds from this offering for general corporate purposes, including to fund acquisitions, if and when identified and consummated, and pending such application, repayment of debt under our revolving credit facility, or to make distributions to our shareholders. We will not receive any proceeds from the sale of the shares by the selling shareholder.

CAPITALIZATION

The following table sets forth our unaudited capitalization, assuming no exercise of the underwriters’ overallotment option and the application of the estimated net proceeds to us of such sale (after deducting underwriting discounts and commissions and our estimated offering costs). “As Adjusted” reflects the application of our net proceeds of this offering. This table should be read in conjunction with “Use of Proceeds,” and our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

	At December 31, 2009
	Actual	As Adjusted
	(in thousands)

Cash and cash equivalents(1)	$31,495	$
Current maturities of long term debt	2,500
Long-term debt, excluding current maturities(2)	74,000
Total debt	76,500
Stockholders’ equity
Trust shares, no par value; 500,000,000 authorized; 36,625,000 shares issued and outstanding and 41,725,000 issued and outstanding as adjusted for the offering(3)
Total stockholders’ equity	508,066
Total capitalization	584,566

(1)	Does not reflect the acquisition of Circuit Express on March 11, 2010, which was funded largely with cash on hand.
(2)	Does not reflect the $70.0 million borrowing under the revolving credit facility to fund the acquisition of Liberty Safe on March 31, 2010.
(3)	Each share of the trust represents one undivided beneficial interest in the trust property.

PRICE RANGE OF SHARES AND DISTRIBUTIONS

Our shares trade on the Nasdaq Global Select Market under the symbol “CODI.” On April 9, 2010, the last reported sale price of our shares on the Nasdaq Global Select Market was $15.74 per share. The following table sets forth, for the periods indicated, the high and low sale prices of the shares as reported on the Nasdaq Global Select Market.

	Low Sale Price	High Sale Price	Distributions

2010:
Second Quarter (through April 9, 2010)	$14.86	$16.24	$—
First Quarter(1)	11.45	16.08	0.34
2009:
Fourth Quarter	$9.87	$13.33	$0.34
Third Quarter	7.94	11.15	0.34
Second Quarter	7.63	10.32	0.34
First Quarter	6.89	12.20	0.34
2008:
Fourth Quarter	$7.52	$14.44	$0.34
Third Quarter	9.51	14.64	0.34
Second Quarter	10.75	13.75	0.325
First Quarter	10.89	15.58	0.325
2007:
Fourth Quarter	$14.00	$16.19	$0.325
Third Quarter	13.45	17.39	0.325

(1)	On April 7, 2010 our board of directors declared a distribution for the first quarter of 2010 payable on April 30, 2010 to all holders of record on April 23, 2010. Participants in the offering that are holders of record on the record date of the distribution will receive the distribution for the first quarter 2010 with respect to the shares held on the record date.

As of March 31, 2010, there were 36,625,000 of our shares issued and outstanding. As of March 31, 2010, there were 12 holders of record; however, we believe the number of beneficial owners of our shares is approximately 10,000.

SELLING SHAREHOLDER

shares of the trust registered for sale under this prospectus are owned by CGI Diversified Holdings, LP (“CGI”)(1), through CGI Magyar Holdings, LLC, the selling shareholder named below. As a result of various transactions and other developments since 2007, the shares of the trust held by CGI and its affiliates from time to time since 2007 have come to be held, prior to this offering, by CGI Magyar Holdings, LLC, which is controlled by CGI. The table below lists the selling shareholder and other information regarding its beneficial ownership of shares. The information in this table is based on 36,625,000 shares outstanding as of March 31, 2010 and 41,725,000 shares outstanding on an as-adjusted basis to give effect to the offering, but does not include shares related to the exercise of the underwriters’ overallotment option.

			Number of	Beneficial Ownership
	Beneficial Ownership		Shares to be	Following the
	Prior to the Offering		Sold in the	Offering(2)
Name of Selling Shareholder	Number	Percent	Offering(2)	Number	Percent

CGI Magyar Holdings, LLC	7,681,000	21.0%	1,300,000	6,381,000	15.3%

(1)	CGI is managed by Navco Management, Inc., its general partner, and Compass Group Investments, Ltd., its sole limited partner. Navco Management, Inc. and Compass Group Investments, Ltd. are wholly owned by Kattegat Limited, a Bermudian exempted company. Kattegat Limited is wholly owned by the Kattegat Trust, a Bermudian charitable trust, the trustee of which is Kattegat Private Trustees (Bermuda) Limited, a Bermudian trust company. Path Spirit Limited, an English company limited by guarantee, is the trust protector for Kattegat Trust. Kattegat Private Trustees (Bermuda) Limited is wholly owned by the Lund Purpose Trust, a Bermudian purpose trust formed for the sole purpose of holding shares of Kattegat Private Trustees (Bermuda) Limited.
(2)	Assuming the underwriters do not exercise their overallotment option. If the underwriters exercise their overallotment option in full then the selling shareholder will own shares ( %) after the offering.

DIVIDEND AND DISTRIBUTION POLICY

The company’s board of directors intends to declare and pay regular quarterly cash distributions on all outstanding shares. The company’s board of directors intends to set each distribution on the basis of the current results of operations of our businesses and other resources available to the company, including the company’s revolving credit facility, and the desire to provide sustainable levels of distributions to our shareholders.

Our distribution policy is based on the predictable and stable cash flows of our businesses and our intention to provide sustainable levels of distributions to our shareholders while reinvesting a portion of our cash flows in our businesses or in the acquisition of new businesses. If we successfully implement our strategy, we expect to maintain and increase the level of our distributions to shareholders in the future.

The declaration and payment of any future distribution will be subject to the approval of a majority of the company’s board of directors. The board of directors will at all times include a majority of independent directors. The company’s board of directors will take into account such matters as general business conditions, our financial condition, results of operations, capital requirements and any contractual, legal and regulatory restrictions on the payment of distributions by us to our shareholders or by our subsidiaries to us, and any other factors that the board of directors deems relevant. However, even in the event that the company’s board of directors were to decide to declare and pay distributions, our ability to pay such distributions may be adversely impacted due to unknown liabilities, government regulations, financial covenants of the debt of the company, funds needed for acquisitions and to satisfy short- and long-term working capital needs of our businesses, or if our businesses do not generate sufficient earnings and cash flow to support the payment of such distributions. In particular, we may incur debt in the future to acquire new businesses, which debt will have substantial payment obligations, which must be satisfied before we can make distributions. These factors could affect our ability to continue to make distributions. See the section entitled “Risk Factors” for more information about these risks and other risks affecting us and our businesses.

We may use cash flow from our businesses, the capital resources of the company, including borrowings under the company’s revolving credit facility, or a reduction in equity to pay a distribution. See the section entitled “Material U.S. Federal Income Tax Considerations” for more information about the tax treatment of distributions to our shareholders.

Restrictions on Distribution Payments

We are dependent upon the ability of our businesses to generate earnings and cash flow and to make distributions to us in the form of interest and principal payments on indebtedness and distributions on equity to enable us to, first, satisfy our financial obligations, including payments under our revolving credit facility, the management fee, profit allocation and put price, and, second, make distributions to our shareholders. There is no guarantee that we will continue to make quarterly distributions. Our ability to make quarterly distributions may be subject to certain restrictions, including:

•	the operating results of our businesses which are impacted by factors outside of our control including competition, inflation and general economic conditions;

•	the ability of our businesses to make distributions to us, which may be subject to limitations under laws of the jurisdictions in which they are incorporated or organized;

•	insufficient cash to pay distributions due to increases in our general and administrative expenses, including the quarterly management fee we pay our manager, principal and interest payments on our outstanding debt, tax expenses or working capital requirements;

•	the obligation to pay our manager a profit allocation upon the occurrence of a trigger event;

•	the obligation to pay our manager the put price pursuant to the supplemental put agreement;

•	the company’s board of directors’ election to keep a portion of the operating cash flow in the businesses or to use such funds for the acquisition of new businesses;

•	restrictions on distributions under our revolving credit facility which contains financial covenants that we will have to satisfy in order to make distributions;

•	any dividends or distributions paid by our businesses pro rata to the minority shareholders of our businesses, which portion will not be available to us for any purpose, including for the purpose of making distributions to our shareholders;

•	possible future issuances of debt or debt-like financing arrangements that are secured by all or substantially all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or preferred securities, which obligations will have priority over distributions on the shares; and

•	in the future, the company may issue preferred securities and holders of such preferred securities may have a preference with respect to distributions, which could limit our ability to make distributions to our shareholders.

As a consequence of these various restrictions, we may not be able to declare, or may have to delay or cancel payment of, distributions to our shareholders.

Because the company’s board of directors intends to continue to declare and pay regular quarterly cash distributions on all outstanding shares, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. We expect that we will rely upon external financing sources, including issuances of debt or debt-like financing arrangements and the issuance of debt and equity securities, to fund our acquisitions and expansion of capital expenditures. As a result, to the extent we are unable to finance growth externally, our decision to declare and pay regular quarterly distributions will significantly impair our ability to grow.

Our decision to incur debt and issue securities in future offerings will depend on market conditions and other factors beyond our control. Therefore, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Likewise, holders of our shares may be diluted pursuant to additional equity issuances.

SUPPLEMENTAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations associated with the purchase, ownership and disposition by U.S holders and Non-U.S. holders (as such terms are defined in the accompanying prospectus) of the shares of the Trust and supplements and amends the disclosure provided in the section entitled “Material U.S. Federal Income Tax Considerations” of the accompanying prospectus.

Recently Enacted Legislation Affecting Taxation of Our Common Stock Held By or Through Foreign Entities

President Obama recently signed into law H.R. 2847 (the “Recently Enacted Legislation”), which will generally impose a federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid after December 31, 2012 to a foreign financial institution unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The Recently Enacted Legislation will also generally impose a federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid after December 31, 2012 to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Shareholders are encouraged to consult with their own tax advisors regarding the possible implications of the Recently Enacted Legislation on their investment in the shares.

UNDERWRITING

Morgan Stanley & Co. Incorporated and UBS Securities LLC are acting as joint book-running managers for this offering and representatives of the underwriters named below. Under the terms and subject to the conditions stated in the underwriting agreement dated April   , 2010, each underwriter named below has agreed to purchase, and we and the selling shareholder have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Number of
Underwriter	Shares

Morgan Stanley & Co. Incorporated
UBS Securities LLC
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
CJS Securities, Inc.
Janney Montgomery Scott LLC
SunTrust Robinson Humphrey, Inc.

Total	6,400,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the overallotment option described below) if they purchase any of the shares.

We and the selling shareholder have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 960,000 shares at the price initially offered to the public, less the underwriting discount and commissions and less any amounts per share equal to any distributions declared by us but not payable on the additional shares. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

The shares are quoted on the Nasdaq Global Select Market under the symbol “CODI.” The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $      per share. If all of the shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ overallotment option to purchase additional shares.

	Per Share	Total

Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling shareholder	$	$

We estimate that our total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $     . We have agreed to pay all expenses of the selling shareholder other than the underwriting discount, the fees and expenses of the selling shareholder’s legal counsel and certain stamp duties or transfer taxes, if any, which may be due in connection with the transfer of the selling shareholder’s shares of the trust.

We and our officers, directors and certain of our affiliates, and the selling shareholder, have agreed with the underwriters that, subject to certain exceptions, for a period of 90 days from the date of this prospectus supplement not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares or any securities convertible into or exercisable or exchangeable for trust shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the trust shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of trust shares or such other securities, in cash or otherwise. Morgan Stanley & Co. Incorporated in its sole discretion may release any of the securities subject to these restrictions at any time without notice. In addition, for a period of 90 days after the date of this prospectus supplement, we may not, without the prior written consent of Morgan Stanley & Co. Incorporated, file any registration statement with the SEC relating to the offering of any trust shares or any securities convertible into or exercisable or exchangeable for trust shares.

Notwithstanding the foregoing, the underwriters have agreed in the underwriting agreement that the foregoing restrictions will not apply to (a) the shares to be sold hereunder, (b) the issuance by us of trust shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the underwriters have been advised in writing, or (c) the establishment of a trading plan pursuant to Rule 10b5-l under the Exchange Act for the transfer of trust shares, provided that such plan does not provide for the transfer of trust shares during the 90-day restricted period.

In addition, the underwriters have agreed that the foregoing restrictions on our officers, directors and certain of our affiliates will not apply to (a) transactions relating to trust shares or other securities acquired in open market transactions after the completion of the offering; provided that no filing under Section 16(a) of the Exchange Act, shall be required or shall be voluntarily made in connection with subsequent sales of trust shares or other securities acquired in such open market transactions, (b) transfers of shares to any trust, corporation, partnership or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned provided that any such transfer shall not involve a disposition for value, (c) transfers of shares to any corporation, limited liability company, limited partnership or general partnership of which all of the equity interest is owned by the undersigned or the immediate family of the undersigned or one or more entities described in clause (b) above, (d) the transfer of the holder’s shares by operation of law such as rules of intestate succession or statutes governing the effects of a merger, (e) transfers of shares pursuant to a qualified domestic relations order, (f) transfers of shares or any security convertible into trust shares as a bona fide gift, (g) distributions of shares or any security convertible into shares to limited partners or stockholders of the undersigned; provided that in the case of any transfer or distribution pursuant to clause (b), (c), (d), (e), (f) or (g), (1) each transferee, donee or distributee shall sign and deliver a lock-up letter substantially in the form of the letter provided by the transferor and (2) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares, shall be required or shall be voluntarily made during the restricted period, or (h) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares; provided that such plan does not provide for the transfer of shares during the restricted period. In addition, each of such officers, directors and affiliates has agreed with the underwriters that, without the prior written consent of Morgan Stanley & Co. Incorporated, such person or entity will not, for a period of 90 days after the date of this prospectus supplement, make any demand for or exercise any right with respect to the registration of any trust shares or any security convertible into or exercisable or exchangeable for trust shares.

We and the selling shareholder have agreed to indemnify the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make because of any of those liabilities.

In connection with the offering, the underwriters, may engage in stabilizing transactions, short sales, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the shares so long as the stabilizing bids do not exceed a specified maximum.

•	Short sales involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of additional shares purchased by the underwriters is not greater than the number of shares that they have the option to additionally purchase. In a naked short position, the number of shares involved is greater than the number of shares they have the option to additionally purchase. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they have the option to purchase additional shares. If the underwriters sell more shares than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, short sales, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of the shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters (and selling group members) may engage in passive market making transactions in the shares on the Nasdaq Global Select Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the shares in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the shares may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Purchasers of the shares offered by this prospectus supplement and the accompanying prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus supplement.

The shares are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

The prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by one or more of the underwriters. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representative will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Certain of the underwriters and their affiliates have in past provided to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions, In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, an offer of the shares described in this prospectus supplement may not be made to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares to the public in that Member State:

(a) at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of(1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communication an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom.

Switzerland

Neither this prospectus supplement nor the accompanying prospectus constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

VALIDITY OF SECURITIES

The validity of the shares being offered hereby will be passed upon for us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain other legal matters in connection with the shares being offered hereby will be passed upon for us by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio. Attorneys at Squire, Sanders & Dempsey L.L.P. beneficially own an aggregate of approximately 99,544 shares of the trust. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Compass Diversified Holdings as at December 31, 2009 and 2008 and for the three-year period ending December 31, 2009 (incorporated into this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2009) have been audited by Grant Thornton LLP, independent registered public accountants, as set forth in their reports therein and incorporated herein by reference in reliance upon such reports given the authority of such firm as experts in accounting and auditing.

           Shares

Each Share Represents
One Beneficial Interest
in Compass Diversified Holdings

Compass Diversified Holdings and/or the selling shareholders listed under “Selling Security Holders” in this prospectus, may sell, from time to time, shares of the trust, each representing one undivided beneficial interest in the trust property. The purpose of the trust is to hold 100% of the trust interests of Compass Group Diversified Holdings LLC, which we refer to as the company. Each beneficial interest in the trust corresponds to one trust interest of the company.

We will not receive any proceeds from the sale of shares by the selling shareholders. The selling shareholders acquired the shares covered by this prospectus in conjunction with the closing of our initial public offering, which we refer to as the IPO, upon the closing of our acquisition of a controlling interest in Anodyne Medical Device, Inc., which we refer to as Anodyne, and in conjunction with the closing of our follow-on offering in May 2007, all as further described in the documents incorporated by reference into this prospectus and below under “Selling Security Holders.”

We and/or the selling shareholders may offer for sale the shares covered by this prospectus directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices or at privately negotiated prices. For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.”

The shares trade on the NASDAQ Global Select Market under the symbol “CODI.” On April 8, 2010, the closing price of the shares on the NASDAQ Global Select Market was $16.06 per share.

We will provide more specific information about the terms of an offering of these shares in supplements or term sheets to this prospectus. This prospectus may not be used to offer or sell shares unless accompanied by a prospectus supplement or term sheet. You should read this prospectus, the prospectus supplements and term sheets carefully before you invest. If any underwriters, broker-dealers or agents are involved in any offering, the names of such underwriters, broker-dealers or agents and any applicable commissions or discounts will be described in the applicable prospectus supplement or term sheet relating to the offering.

Investing in our shares involves risks. See the description of “Risk Factors” which begins on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 12, 2010

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may be used only for the purpose for which it has been published, and no person has been authorized to give any information not contained in this prospectus. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

NOTE TO READER

In reading this registration statement, references to:

•	the “trust” refer to Compass Diversified Holdings;

•	the “company” refer to Compass Group Diversified Holdings LLC;

•	“manager” or CGM refer to Compass Group Management LLC;

•	“businesses” refer to, collectively, the businesses controlled by the company;

•	“initial businesses” refer to, collectively, CBS Personnel Holdings, Inc., Crosman Acquisition Corporation, Compass AC Holdings, Inc. and Silvue Technologies Group, Inc.

•	the “trust agreement” refer to the Amended and Restated Agreement of the Trust dated as of April 25, 2006, as amended by the third amendment dated as of December 21, 2007;

•	the “LLC agreement” refer to the Second Amended and Restated Operating Agreement of the company dated as of January 9, 2007; and

•	“we,” “us” and “our” refer to the trust, the company and our businesses together.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf process, we and/or the selling shareholders may sell the shares covered by this prospectus in one or more offerings as described under “Plan of Distribution” in this prospectus.

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PROSPECTUS SUPPLEMENT OR TERM SHEET

This prospectus provides you with a general description of the shares that we and/or the selling shareholders may offer. Each time that we and/or the selling shareholders offer shares, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement or term sheet. You should read both this prospectus and any accompanying prospectus supplement or term sheet together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

The prospectus supplement or term sheet to be attached to the front of this prospectus will describe: the applicable public offering price, the price paid for the shares, the net proceeds, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of shares covered by this prospectus.

For more detail on the terms of the shares offered, see “Description of Shares.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Summary” and “Risk Factors,” contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. We may, in some cases, use words such as “project,” “predict,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus are subject to a number of risks and uncertainties, some of which are beyond our control, including among other things:

•	our ability to successfully operate our businesses on a combined basis, and to effectively integrate and improve any future acquisitions;

•	our ability to remove our manager and our manager’s right to resign;

•	our trust and organizational structure, which may limit our ability to meet our dividend and distribution policy;

•	our ability to service and comply with the terms of our indebtedness;

•	our cash flow available for distribution and our ability to make distributions in the future to our shareholders;

•	our ability to pay the management fee, profit allocation and put price when due;

•	our ability to make and finance future acquisitions;

•	our ability to implement our acquisition and management strategies;

•	the regulatory environment in which our businesses operate;

•	trends in the industries in which our businesses operate;

•	changes in general economic or business conditions or economic or demographic trends in the United States and other countries in which we have a presence, including changes in interest rates and inflation;

•	environmental risks affecting the business or operations of our businesses;

•	our and our manager’s ability to retain or replace qualified employees of our businesses and our manager;

ii

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

•	extraordinary or force majeure events affecting the business or operations of our businesses.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of some of the risks that could cause our actual results to differ appears under the section “Risk Factors” and elsewhere in this prospectus or incorporated herein by reference. Additional risks of which we are not currently aware or which we currently deem immaterial could also cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus may not occur. These forward-looking statements are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements after the completion of this offering, whether as a result of new information, future events or otherwise, except as required by law.

iii

SUMMARY

This prospectus summary highlights information contained elsewhere in this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our shares. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” included below and our consolidated financial statements and related notes included in our most recently filed Annual Report on Form 10-K in each case as updated or supplemented by subsequent periodic reports that we file with the Securities and Exchange Commission, before making an investment decision. Further, unless the context otherwise indicates, numbers in this prospectus have been rounded and are, therefore, approximate.

Overview

Compass Diversified Holdings, which we refer to as the trust, acquires and owns its businesses through a Delaware limited liability company, Compass Group Diversified Holdings LLC, which we refer to as the company and, together with the trust, CODI, us and we. See the section entitled “Description of Shares” for more information about certain terms of the shares, trust interests and allocation interests.

The trust offers investors an opportunity to participate in the ownership and growth of middle market businesses that traditionally have been owned and managed by private equity firms or other financial investors, large conglomerates or private individuals or families. Through the ownership of a diversified group of middle market businesses, we also offer investors an opportunity to diversify their portfolio risk while participating in the cash flows of our businesses through the receipt of quarterly distributions.

We acquire and manage middle market businesses based in North America that generate annual cash flows of up to $60 million. We seek to acquire controlling ownership interests in such businesses in order to maximize our ability to work actively with the management teams of those businesses. Our model for creating shareholder value is to be disciplined in identifying and valuing businesses, to work closely with management of the businesses we acquire to grow the cash flows of those businesses, and to exit businesses opportunistically when we believe that doing so will maximize returns. We currently own six businesses in six distinct industries and we believe that these businesses will continue to produce stable and growing cash flows over the long term, enabling us to meet our objectives of growing distributions to our shareholders, independent of any incremental acquisitions we may make, and investing in the long-term growth of the company.

Our Manager

We have entered into a management services agreement with Compass Group Management LLC, who we refer to as our manager or CGM, pursuant to which our manager manages the day-to-day operations and affairs of the company and oversees the management and operations of our businesses. While working for a subsidiary of Compass Group Investments, Inc., our management team originally oversaw the acquisition and operations of each of our initial businesses and Anodyne Medical Device, Inc. prior to our acquiring them from Compass Group Investments, Inc.

Corporate Structure

The trust is a Delaware statutory trust. Our principal executive offices are located at Sixty One Wilton Road, Second Floor, Westport, Connecticut 06880, and our telephone number is 203-221-1703. Our website is at www.compassdiversifiedholdings.com. The information on our website is not incorporated by reference and is not part of this prospectus.

Each share of the trust represents one undivided beneficial interest in the trust property. The purpose of the trust is to hold the trust interests of the company, which is one of two classes of equity interests in the company — the trust interests, of which 100% are held by the trust, and allocation interests, of which 100% are held by our manager. The trust has the authority to issue shares in one or more series. See the section entitled “Description of Shares” for more information about the shares, trust interests and allocation interests.

RISK FACTORS

An investment in our shares involves a high degree of risk. You should carefully read and consider all of the risks described below, together with all of the other information contained or referred to in this prospectus, before making a decision to invest in our shares. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our shares could decline, we may be unable to pay distributions on our shares and you could lose all or part of your investment.

See “Item IA — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 which is incorporated by reference into this prospectus. For information on incorporating our filings into this prospectus, see “Incorporation of Certain Documents By Reference” below.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement or term sheet, we expect to use the net proceeds from our sale of shares under this prospectus for general corporate purposes, including to fund new acquisitions, when and if identified. Additional information on the use of net proceeds from the sale of securities offered by us may be set forth in the prospectus supplement or term sheet relating to such offering. We will not receive any proceeds from the sale of any shares offered by the selling shareholders.

SELLING SECURITY HOLDERS

The total number of shares and the names of the selling shareholders that may offer those shares are identified in the following table. CGI, through its wholly owned subsidiary, CGI Diversified Holdings, LP, which we refer to as CGI, purchased in conjunction with the IPO in a separate private placement transaction, 5,733,333 shares at the IPO price per share, having an aggregate purchase price of $86 million. In addition, in connection with the acquisition of Anodyne on August 1, 2006, we issued 950,000 of our newly issued shares to CGI valued at $13.1 million, or $13.77 per share. In conjunction with the closing of our follow-on offering in May 2007, CGI Diversified Holdings, LP, purchased in a separate private placement transaction, 1,875,000 shares at the follow-on offering price per share, having an aggregate purchase price of $30 million. On July 1, 2007, CGI distributed 2,200,000 shares to Compass Group Investments, Inc. which subsequently transferred such shares by dividend to Concord Equity, Inc., which we refer to as Concord, as well as the registration rights attached to the shares. Pharos I LLC purchased, in conjunction with the closing of the IPO in a separate private placement transaction, 266,667 shares at the IPO price per share having an aggregate purchase price of $4 million.

	Shares Beneficially
	Owned			Shares Beneficially Owned
	Prior to the Offering			After Offering
			Number of Shares
	Number of	Percent of	That May be Sold in	Number of	Percent of
Name of Selling Shareholder	Shares	Class	the Offering	Shares	Class

CGI Diversified Holdings, LP(1)	7,025,000	19.2%	6,358,333	666,667	1.8%
Concord Equity Inc.(2)	2,200,000	6.0%	2,200,000	—	—
Pharos I LLC	266,667	*	266,667	—	—

TOTAL for Selling Shareholders	9,491,667		8,825,000

*	Less than 1%.

(1)	CGI is managed by Navco Management, Inc., its general partner, and Compass Group Investments, Ltd., its sole limited partner. Navco Management, Inc. and Compass Group Investments, Ltd. are wholly owned by Kattegat Limited, a Bermudian exempted company. Kattegat Limited is wholly owned by the Kattegat Trust, a Bermudian charitable trust, the trustee of which is Kattegat Private Trustees (Bermuda) Limited, a Bermudian trust company. Path Spirit Limited, an English company limited by guarantee, is the trust protector for Kattegat

Trust. Kattegat Private Trustees (Bermuda) Limited is wholly owned by the Lund Purpose Trust, a Bermudian purpose trust formed for the sole purpose of holding shares of Kattegat Private Trustees (Bermuda) Limited.

(2)	Concord is owned, indirectly, by The Kattegat Trust Company Limited.

All of the shares that may be offered by the selling shareholders have been registered solely as a result of contractual commitments that we have made to CGI and Pharos (and to Concord by virtue of the transfer by CGI of shares and the registration rights attached to the shares as described above) in registration rights agreements previously filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 13, 2007 and Amendment No. 1 to our Registration Statement on Form S-1 filed with the SEC on April 20, 2007, and not in response to any specific demand made either by CGI or Pharos under such registration rights agreements. Additionally, see “Item 13. — Certain Relationships and Related Party Transactions, and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus, for information pertaining to our relationship with the selling shareholders.

PLAN OF DISTRIBUTION

We and/or the selling shareholders may sell shares in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us and/or the selling shareholders to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement or term sheet will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of shares underwritten or purchased by them, the public offering price of the shares, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers or agents participating in the distribution of the shares may be deemed to be underwriters, and compensation received by them on resale of the shares may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The shares may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase shares may be solicited directly by us and/or the selling shareholders or by agents designated by us or them from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, which we refer to as the Securities Act, of the shares so offered and sold.

If underwriters are utilized in the sale of any shares in respect of which this prospectus is being delivered, such shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Shares may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of shares, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent and the underwriters will be obligated to purchase all such shares if any are purchased.

If a dealer is utilized in the sale of shares in respect of which this prospectus is delivered, we and/or the selling shareholders will sell shares to the dealer as principal. The dealer may then resell such shares to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell shares as agent but may position and resell as principal to facilitate the transaction, or in crosses in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the shares so offered and sold.

Offers to purchase shares may be solicited directly by us and/or the selling shareholders and the sale thereof may be made by us and/or the selling shareholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement or term sheet, we and/or the selling shareholders may authorize agents and underwriters to solicit offers by certain institutions to purchase shares from us and/or the selling shareholders at the public offering price set forth in the applicable prospectus supplement or term sheet pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us and/or the selling shareholders to indemnification by us and/or the selling shareholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement or term sheet.

We and/or the selling shareholders may also sell shares through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We and/or the selling shareholders may enter into derivative, sale or forward sale transactions with third parties, or sell shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement or term sheet indicates, in connection with those transactions, the third parties may sell shares covered by this prospectus and the applicable prospectus supplement or term sheet, including in short sale transactions and by issuing shares not covered by this prospectus but convertible into or exchangeable for or representing beneficial interests in such shares, or the return of which is derived in whole or in part from the value of such shares. If so, the third party may use shares received under those sales, forward sale or derivative arrangements or shares pledged by us and/or the selling shareholders or borrowed from us and/or the selling shareholders or others to settle those sales or to close out any related open borrowings of shares, and may use shares received from us and/or the selling shareholders in settlement of those transactions to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions form us and/or the selling shareholders. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our manager and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying shares as long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the shares in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the shares originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the shares to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

The place and time of delivery for the shares will be set forth in the accompanying prospectus supplement or term sheet for such shares.

DESCRIPTION OF SHARES

General

The following descriptions of the trust agreement and the LLC agreement are subject to the provisions of the Delaware Statutory Trust Act and the Delaware Limited Liability Company Act. Certain provisions of the trust agreement and the LLC agreement are intended to be consistent with the Delaware General Corporation Law, which we refer to as the DGCL, and the powers of the company, the governance processes and the rights of the trust as the holder of the trust interests and the shareholders of the trust are generally intended to be similar in many respects to those of a typical Delaware corporation under the DGCL, with certain exceptions.

The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of each of the trust agreement and the LLC agreement, which will govern your rights as a holder of the shares and the trust’s rights as a holder of trust interests. Forms of the trust agreement and the LLC agreement have been filed with the SEC as exhibits to our Forms 8-K filed on December 21, 2007 and January 10, 2007, respectively.

Shares in the Trust

Each share of the trust represents one undivided beneficial interest in the trust property and each share of the trust corresponds to one underlying trust interest held by the trust. Unless the trust is dissolved, it must remain the holder of 100% of the trust interests and at all times the company will have outstanding the identical number of trust interests as the number of outstanding shares of the trust. Pursuant to the trust agreement, the trust is authorized to issue up to 500,000,000 shares and the company is authorized to issue a corresponding number of trust interests. As of April 1, 2010, the trust had 36,625,000 shares outstanding and the company had an equal number of corresponding trust interests outstanding. All shares and trust interests, when they are issued, will be fully paid and nonassessable.

Equity Interests in the Company

The company is authorized, pursuant to action by the company’s board of directors, to issue up to 500,000,000 trust interests in one or more series. In addition to the trust interests, the company is authorized, pursuant to action by the company’s board of directors, to issue up to 1,000 allocation interests. In connection with the formation of the company, our manager acquired 100% of the allocation interests so authorized and issued. All allocation interests are fully paid and nonassessable. Other than the allocation interests held by our manager, the company is not authorized to issue any other allocation interests.

Distributions

General

The company, acting through its board of directors, may declare and pay quarterly distributions on the interests of the company. Any distributions so declared will be paid on such interests in proportion to the number of such interests held by the holders thereof. The members of our manager currently have a nominal indirect equity interest in the company, which is subject to dilution if additional shares, including the shares offered hereby by us, are offered in the future. The company’s board of directors may, in its sole discretion and at any time, declare and pay distributions from the cash flow available for distributions to the holders of its interests.

Upon receipt of any distributions declared and paid by the company, the trust will, pursuant to the terms of the trust agreement, distribute within five business days the whole amount of such distributions in cash to its shareholders, in proportion to their percentage ownership of the trust on the related record date. The record date for distributions by the company will be the same as the record date for corresponding distributions by the trust.

In addition, under the terms of the LLC agreement, the company will pay a profit allocation to our manager, as holder of the allocation interests. See “Certain Relationships and Related Party Transactions” in our definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2010, which is incorporated by reference into this prospectus, for more information about the profit allocation to our manager.

Voting and Consent Rights

General

Each outstanding share is entitled to one vote on any company matter with respect to which the trust is entitled to vote, as provided in the LLC agreement and as detailed below. Pursuant to the terms of the LLC agreement and the trust agreement, the company will act at the direction of the trust only with respect to those matters subject to vote by the holders of trust interests of the company. The company, as sponsor of the trust, will provide to the trust, for transmittal to shareholders of the trust, the appropriate form of proxy to enable shareholders of the trust to direct, in proportion to their percentage ownership of the shares, the trust’s vote with respect to the trust interests. The trust will vote its trust interests in the same proportion as the vote of holders of the shares. For purposes of this summary, the voting rights of holders of the trust interests of the company that effectively will be exercised by the shareholders of the trust by proxy will be referred to as the voting rights of the holders of the shares.

The LLC agreement provides that the holders of trust interests are entitled, at the annual meeting of members of the company, to vote for the election of all of the directors other than any director appointed by our manager. Because neither the trust agreement nor the LLC agreement provides for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares represented at a shareholders meeting will effectively be able to elect all the directors of the company standing for election.

The LLC agreement further provides that holders of allocation interests will not be entitled to any voting rights, except that holders of allocation interests will have, in accordance with the terms of the LLC agreement:

•	voting or consent rights in connection with certain anti-takeover provisions, as discussed below;

•	a consent right with respect to the amendment or modification of the provisions providing for distributions to the holders of allocation interests;

•	a consent right to any amendment to the provision entitling the holders of allocation interests to appoint directors who will serve on the board of directors of the company;

•	a consent right with respect to any amendment of the provision of the LLC agreement governing amendments thereof; and

•	a consent right with respect to any amendment that would adversely affect the holders of allocation interests.

Board of Directors Appointee

As holder of the allocation interests, our manager has the right to appoint one director (or two directors if the board size is increased to nine or more directors) to the company’s board of directors. No such appointed director on the company’s board of directors will be required to stand for election by the shareholders. No such appointed director who is also a member of the company’s management will receive any compensation (other than reimbursements that are permitted for directors) or will have any special voting rights.

Right to Bring a Derivative Action and Enforcement of the Provisions of the LLC Agreement by Holders of the Shares and Our Manager

The trust agreement and the LLC agreement both provide that holders of shares representing at least ten percent of the outstanding shares shall have the right to directly institute a legal proceeding against the company to enforce the provisions of the LLC agreement. In addition, the trust agreement and the LLC agreement provide that holders of shares representing at least ten percent of the outstanding shares have the right to cause the trust to institute any legal proceeding for any remedy available to the trust, including the bringing of a derivative action in the place of the company under Section 18-1001 of the Delaware Limited Liability Company Act relating to the right to bring derivative actions. Holders of shares will have the right to direct the time, method and place of conducting such legal proceedings brought by the trust. Our manager, as holder of the allocation interests, has the right to directly institute proceedings against the company to enforce the provisions of the LLC agreement.

Acquisition Exchange and Optional Purchase

The trust agreement and the LLC agreement provide that, if at any time more than 90% of the then outstanding shares are beneficially owned by one person, who we refer to as the acquirer and which time we refer to as the control date, such acquirer has the right to cause the trust, acting at the direction of the company’s board of directors, to mandatorily exchange all shares then outstanding for an equal number of trust interests, which we refer to as an acquisition exchange, and dissolve the trust. The company, as sponsor of the trust, will cause the transfer agent of the shares to mail a copy of notice of such acquisition exchange to the shareholders of the trust at least 30 days prior to the exchange of shares for trust interests. Upon the completion of such acquisition exchange, each holder of shares immediately prior to the completion of the acquisition exchange will be admitted to the company as a member in respect of an equal number of trust interests and the trust will cease to be a member of the company.

The LLC agreement provides that, following such exchange, the acquirer shall have the right to purchase at the offer price, as defined in the LLC agreement, from the other holders of trust interests for cash all, but not less than all, of the outstanding trust interests that the acquirer does not own as of the control date. While this provision of the LLC agreement provides for a fair price requirement, the LLC agreement does not provide members with appraisal rights to which shareholders of a Delaware corporation would be entitled under Section 262 of the DGCL. The acquirer can exercise its right to effect such purchase by delivering notice to the company and the transfer agent of its election to make the purchase not less than 60 days prior to the control. The company will cause the transfer agent to mail the notice of the purchase to the record holders of the trust interests at least 30 days prior to the control date. We refer to the date of purchase as the purchase date.

Voluntary Exchange

The trust agreement and the LLC agreement provide that in the event the company’s board of directors determines that:

•	the trust or the company, or both, is, or is reasonably likely to be, treated as a corporation for United States federal income tax purposes, or

•	the existence of the trust otherwise results, or is reasonably likely to result, in a material tax detriment to the trust, the holders of shares, the company or any of the members,

the company, as sponsor of the trust, may cause the trust to exchange all shares then outstanding for an equal number of trust interests and dissolve the trust. We refer to such an exchange as a voluntary exchange. The company, as sponsor of the trust, will cause the transfer agent for the shares to mail a copy of notice of such voluntary exchange to the shareholders of the trust at least 30 days prior to the exchange of shares for trust interests. Upon the completion of such voluntary exchange, each holder of shares immediately prior to the completion of the voluntary exchange will be admitted to the company as a member in respect of an equal number of trust interests and the trust will cease to be a member of the company.

Election by the Company

In circumstances where the trust has been dissolved, the LLC agreement provides that the company’s board of directors may, without the consent or vote of holders of trust interests, cause the company to elect to be treated as a corporation for United States federal income tax purposes only if the board receives an opinion from a nationally recognized financial adviser to the effect that the market valuation of the company is expected to be significantly lower as a result of the company continuing to be treated as a partnership for United States federal income tax purposes than if the company instead elected to be treated as a corporation for United States federal income tax purposes.

Dissolution of the Trust and the Company

The LLC agreement provides for the dissolution and winding up of the company upon the occurrence of:

•	the adoption of a resolution by a majority vote of the company’s board of directors approving the dissolution, winding up and liquidation of the company and the approval of such action by the affirmative vote of a majority of the outstanding trust interests entitled to vote thereon;

•	the unanimous vote of the outstanding trust interests to dissolve, wind up and liquidate the company;

•	a judicial determination that an event has occurred that makes it not reasonably practical to carry on the business of the company in conformity with the LLC agreement as determined in accordance with Section 18-802 of the Delaware Limited Liability Company Act; or

•	the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event that terminates the continued membership of the last remaining member of the Company, unless the company is continued without dissolution in a manner provided under the LLC agreement or the Delaware Limited Liability Company Act.

The trust agreement provides for the dissolution and winding up of the trust upon the occurrence of:

•	an acquisition exchange or a voluntary exchange;

•	the filing of a certificate of cancellation of the company or its failure to revive its charter within 10 days following revocation of the company’s charter;

•	the entry of a decree of judicial dissolution by a court of competent jurisdiction over the company or the trust; or

•	the written election of the company.

We refer to these events as dissolution events. Following the occurrence of a dissolution event with respect to the trust, each share will be mandatorily exchanged for a trust interest of the company. Upon dissolution of the company in accordance with the terms of the LLC agreement, the then holders of trust interests will be entitled to share in the assets of the company legally available for distribution following payment to creditors in accordance with the positive balance in such holders’ tax-based capital accounts required by the LLC agreement, after giving effect to all contributions, distributions and allocations for all periods.

Anti-Takeover Provisions

Certain provisions of the management services agreement, the trust agreement and the LLC agreement may make it more difficult for third parties to acquire control of the trust and the company by various means. These provisions could deprive the shareholders of the trust of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the shares. These provisions are intended to:

•	protect our manager and its economic interests in the company;

•	protect the position of our manager and its rights to manage the business and affairs of the company under the management services agreement;

•	enhance the likelihood of continuity and stability in the composition of the company’s board of directors and in the policies formulated by the board of directors;

•	discourage certain types of transactions which may involve an actual or threatened change in control of the trust and the company;

•	discourage certain tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of the trust and the company to consult first with the company’s board of directors to negotiate the terms of any proposed business combination or offer; and

•	reduce the vulnerability of the trust and the company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding shares or that is otherwise unfair to shareholders of the trust.

Anti-Takeover Effects of the Management Services Agreement

The limited circumstances in which our manager may be terminated means that it will be very difficult for a potential acquirer of the company to take over the management and operation of our business. Under the terms of the management services agreement, our manager may only be terminated by the company in certain limited circumstances.

Furthermore, our manager has the right to resign and terminate the management services agreement upon 90 days notice. Upon the termination of the management service agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement will resign their respective position with the company and cease to work at the date of our manager’s termination or at any other time as determined by our manager. Any appointed director may continue serving on the company’s board of directors subject to our manager’s continued ownership of the allocation interests.

If we terminate the management services agreement, the company and the trust will agree, and the company will agree to cause its businesses, to cease using the term “Compass,” including any trademarks based on the name of the company and trust owned by our manager, entirely in their businesses and operations within 180 days of such termination. This agreement would require the trust, the company and its businesses to change their names to remove any reference to the term “Compass” or any trademarks owned by our manager.

Anti-Takeover Provisions in the Trust Agreement and the LLC Agreement

A number of provisions of the trust agreement and the LLC agreement also could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the trust and the company. The trust agreement and the LLC agreement prohibit the merger or consolidation of the trust and the company with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or the sale, lease or exchange of all or substantially all of the trust’s or the company’s property or assets unless, in each case, the company’s board of directors adopts a resolution by a majority vote approving such action and unless (i) in the case of the company, such action is approved by the affirmative vote of the holders of a majority of each of the outstanding trust interests and allocation interests entitled to vote thereon or (ii) in the case of the trust, such action is approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

In addition, the trust agreement and the LLC agreement each contain provisions based on Section 203 of the DGCL which prohibit the company and the trust from engaging in a business combination with an interested shareholder unless (i) in the case of the company, such business combination is approved by the affirmative vote of the holders of 66 2/3% of each of the outstanding trust interests and allocation interests or (ii) in the case of the trust, such business combination is approved by the affirmative vote of the holders of 66 2/3% of the outstanding shares, in each case, excluding shares or interests, as the case may be, held by the interested shareholder or any affiliate or associate of the interested shareholder.

Subject to the right of our manager to appoint directors and any successor in the event of a vacancy, the LLC agreement authorizes the company’s board of directors to fill vacancies. This provision could prevent a shareholder of the trust from effectively obtaining an indirect majority representation on the company’s board of directors by permitting the existing board of directors to increase the number of directors and to fill the vacancies with its own nominees. The LLC agreement also provides that directors may be removed, with or without cause, only by the affirmative vote of holders of 85% of the outstanding trust interests that so elected or appointed such director. An appointed director may only be removed by our manager, as holder of the allocation interests.

The trust agreement and the LLC agreement do not permit holders of the shares to act by written consent. Instead, shareholders may only take action via proxy, which, when the action relates to the trust’s exercise of its rights as a member of the company, may be presented at a duly called annual or special meeting of members of the company and will constitute the vote of the trust. For so long as the trust remains a member of the company, the trust will act by written consent, including to vote its trust interests in a manner that reflects the vote by proxy of the holders of the shares. Furthermore, the trust agreement and the LLC agreement provide that special meetings may only be called by the chairman of the company’s board of directors or by resolution adopted by the company’s board of directors.

The trust agreement and the LLC agreement also provide that members, or holders of shares, seeking to bring business before an annual meeting of members or to nominate candidates for election as directors at an annual meeting of members of the company, must provide notice thereof in writing to the company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of members or as otherwise required by requirements of the Exchange Act. In addition, the member or holder of shares furnishing such notice must be a member or shareholder, as the case may be, of record on both (i) the date of delivering such notice and (ii) the record date for the determination of members or shareholders, as the case may be, entitled to vote at such meeting. The trust agreement and the LLC agreement specify certain requirements as to the form and content of a member’s or shareholder’s notice, as the case may be. These provisions may preclude members or holders of shares from bringing matters before holders of shares at an annual meeting or from making nominations for directors at an annual or special meeting.

The company’s board of directors is divided into three classes serving staggered three-year terms, which effectively requires at least two election cycles for a majority of the company’s board of directors to be replaced. See our definitive Proxy Statement on Schedule 14A filed on April 9, 2010, which is incorporated by reference into this prospectus, for more information about the company’s board. In addition, our manager will have certain rights with respect to appointing one or more directors, as discussed above.

Authorized but unissued shares are available for future issuance, without approval of the shareholders of the trust. These additional shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions, as well as option plans for employees of the company or its businesses. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of the trust by means of a proxy contest, tender offer, merger or otherwise.

In addition, the company’s board of directors has broad authority to amend the trust agreement and the LLC agreement, as discussed below. The company’s board of directors could, in the future, choose to amend the trust agreement or the LLC agreement to include other provisions which have the intention or effect of discouraging takeover attempts.

Amendment of the LLC Agreement

The LLC agreement (including the distribution provisions thereof) may be amended only by a majority vote of the board of directors of the company, except that amending the following provisions requires an affirmative vote of at least a majority of the outstanding shares:

•	the purpose or powers of the company;

•	the authorization of an increase in trust interests;

•	the distribution rights of the trust interests;

•	the voting rights of the trust interests;

•	the provisions regarding the right to acquire trust interests after an acquisition exchange described above;

•	the right of holders of shares to enforce the LLC agreement or to institute any legal proceeding for any remedy available to the trust;

•	the hiring of a replacement manager following the termination of the management services agreement;

•	the merger or consolidation of the company, the sale, lease or exchange of all or substantially all of the company’s assets and certain other business combinations or transactions;

•	the right of holders of trust interests to vote on the dissolution, winding up and liquidation of the company; and

•	the provision of the LLC agreement governing amendments thereof.

In addition, our manager, as holder of the allocation interests, will have the rights specified above under “— Voting and Consent Rights.”

Amendment of the Trust Agreement

The trust agreement may be amended by the company, as sponsor of the trust, and the regular trustees acting at the company’s direction. However, the company may not, without the affirmative vote of a majority of the outstanding shares, enter into or consent to any amendment of the trust agreement that would:

•	cause the trust to fail or cease to qualify for the exemption from the status of an “investment company” under the Investment Company Act;

•	cause the trust to issue a class of equity securities other than the shares (as described above under “— Shares in the Trust”), or issue any debt securities or any derivative securities or amend the provision of the trust agreement prohibiting any such issuances;

•	affect the exclusive and absolute right of our shareholders to direct the voting of the trust, as a member of the company, with respect to all matters reserved for the vote of members of the company pursuant to the LLC agreement;

•	effect the merger or consolidation of the trust, effect the sale, lease or exchange of all or substantially all of the trust’s property or assets and certain other business combinations or transactions;

•	amend the distribution rights of the shares;

•	increase the number of authorized shares; or

•	amend the provision of the trust agreement governing the amendment thereof.

Trustees

Messrs. Alan B. Offenberg and James J. Bottiglieri currently serve as the regular trustees of the trust, and BNY Mellon Trust of Delaware currently serves as the Delaware trustee of the trust.

Transfer Agent and Registrar

The transfer agent and registrar for the shares and the trust interests is BNY Mellon Shareowner Services.

Listing

Our shares are listed on the NASDAQ Global Select Market under the symbol “CODI.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations associated with the purchase, ownership and disposition of shares by U.S. holders (as defined below) and non-U.S. holders (as defined below). The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, currently applicable United States Treasury Regulations, which we refer to as Regulations, and judicial and administrative rulings as of the date hereof. This summary is not binding upon the Internal Revenue Service, which we refer to as the IRS, and no rulings have been or will be sought from the IRS regarding any matters discussed in this summary. In that regard, there can be no assurance that positions taken with respect to, for example, the status of the trust as a publicly traded partnership exempt from taxation as a corporation will not be challenged by the IRS. In addition, legislative, judicial or administrative changes may be forthcoming that could alter or modify the tax consequences, possibly on a retroactive basis.

This summary deals only with shares of the trust that are held as capital assets by holders who acquire the shares upon original issuance and does not address (except to the limited extent described below) special situations, such as those of:

•	brokers and dealers in securities or currencies;

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	insurance companies;

•	persons holding shares as a part of a hedging, integrated or conversion transaction or a straddle, or as part of any other risk reduction transaction;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; or

•	persons liable for alternative minimum tax.

A “U.S. holder” of shares means a beneficial owner of shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	a partnership (or other entity treated as a partnership for tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, the interests in which are owned only by U.S. persons;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a federal, state or local court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A “non-U.S. holder” of shares means a beneficial owner of shares that is not a U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the trust, the tax treatment of any non-U.S. partner in such partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership. If you are a non-U.S. partner of a partnership (or similarly treated entity) that acquires and holds shares of the trust, we urge you to consult your own tax adviser.

No statutory, administrative or judicial authority directly addresses many of the U.S. federal income tax issues pertaining to the treatment of shares or instruments similar to the shares. As a result, we cannot assure you that the IRS or the courts will agree with the positions described in this summary. A different treatment of the shares, the trust or the company from that described below could adversely affect the amount, timing, character, and manner for reporting of income, gain or loss in respect of an investment in the shares. If you are considering the purchase of shares, we urge you to consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of shares, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Status of the Trust

The trust is intended to be treated as a publicly traded partnership exempt from taxation as a corporation. For purposes of applying the “qualifying income” tests, the trust’s share of the company’s income will be treated as received directly by the trust and will retain the same character as it had in the hands of the company.

If the trust were not treated as a publicly traded partnership exempt from taxation as a corporation and, instead, were to be classified as an association taxable as a corporation, the trust would be subject to federal income tax on any taxable income at regular corporate tax rates, thereby reducing the amount of cash available for distribution to the shareholders. In that event, the holders of shares would not be entitled to take into account their distributive shares of the trust’s deductions in computing their taxable income, nor would they be subject to tax on their respective shares of the trust’s income. Distributions to a holder would be treated as (i) dividends to the extent of the trust’s current or accumulated earnings and profits, (ii) a return of basis to the extent of each holder’s basis in its shares, and (iii) gain from the sale or exchange of property to the extent that any remaining distribution exceeds the holder’s basis in its shares. Overall, treatment of the trust as an association taxable as a corporation may substantially reduce the anticipated benefits of an investment in the trust.

A “publicly traded partnership” (as defined in Section 7704 of the Code) is any partnership the interests in which are traded on an established securities market or which are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership is treated as a corporation unless 90% or more of its gross income each year is “qualifying income” (generally, passive-type income) and the partnership is not required to register as an investment company under the Investment Company Act of 1940.

Qualifying income includes dividends, interest and capital gains from the sale or other disposition of stocks and bonds held as capital assets. We intend to restrict the sources of our income so that more than 90% of our gross income for each taxable year will constitute qualifying income within the meaning of Section 7704(d) of the Code.

Under current law and assuming full compliance with the terms of the trust agreement (and other relevant documents) and based upon factual representations made by us and assuming that we satisfied the qualifying income tests for earlier years (in light of the risks discussed in the second following paragraph), in the opinion of Squire, Sanders & Dempsey L.L.P., the trust will be classified as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes. The factual representations made by us upon which Squire, Sanders & Dempsey L.L.P. has relied include: (a) the trust has not elected and will not elect to be treated as a corporation for U.S. federal income tax purposes; (b) the trust is not required to register as an investment company under the Investment Company Act of 1940; and (c) for each taxable year, more than 90% of the gross income of the trust will consist of dividends, interest (other than interest derived in the conduct of a financial or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person) and gains from the sale of stock or debt instruments which are held as capital assets.

Squire, Sanders & Dempsey L.L.P. will have no obligation to advise us of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in, or differing IRS interpretation of, the applicable law. Our taxation as a publicly traded partnership exempt from taxation as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described above), the compliance with which will not be reviewed by Squire, Sanders & Dempsey L.L.P. on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

There can be no assurance that the IRS will not successfully assert that the trust should be treated as a publicly traded partnership taxable as a corporation. No ruling has been or will be sought from the IRS, and the IRS has made no determination, as to the status of the trust for U.S. federal income tax purposes or whether the company will have sufficient qualifying income under Section 7704(d) of the Code. Whether the company or the trust will continue to meet the qualifying income exception is dependent on the company’s continuing activities and the nature of the income generated by those activities. In this regard, while the company does not anticipate realizing any management fee income, the treatment of income earned by our manager from offsetting management services agreements between our manager and the operating businesses is uncertain. The company’s board of directors will use its best efforts to cause the company to conduct its activities in such a manner that the trust continues to meet the qualifying income exception.

If the trust fails to satisfy the qualifying income exception described above (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure and with respect to which certain adjustments are made), the trust will be treated as if it had

(i) transferred all of its assets, subject to its liabilities, to a newly-formed corporation on the first day of the year in which it fails to satisfy the exception, in return for stock in that corporation, and (ii) then distributed that stock to the holders of shares in liquidation of their beneficial interests in the trust. This contribution and liquidation should be tax-free to holders and the trust so long as the trust, at that time, does not have liabilities in excess of its tax basis in its assets. Thereafter, the trust would be treated as a corporation for U.S. federal income tax purposes.

The discussion below is based on the opinion of Squire, Sanders & Dempsey L.L.P. that the trust will be classified as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes.

Status of the Company

The Company is intended to be treated as a partnership for federal income tax purposes.

Tax Considerations for U.S. Holders

Tax Treatment of the Trust

As a publicly traded partnership exempt from taxation as a corporation, the trust itself will not be subject to U.S. federal income tax, although it will file an annual partnership information return with the IRS, which information return will report the results of its activities. That information return also will contain schedules reflecting allocations of profits or losses (and items thereof) to shareholders of the trust.

Tax Treatment of Trust Income to Holders

Each partner of a partnership is required to take into account its share of items of income, gain, loss, deduction and other items of the partnership. Each holder of shares will directly or indirectly own a pro rata share of trust interests in the company, and thus will be required to include on its tax return its allocable share of trust income, gain, loss, deduction and other items without regard to whether the holder receives corresponding cash distributions. Thus, holders of shares may be required to report taxable income without a corresponding current receipt of cash if the trust were to recognize taxable income and not make cash distributions.

The trust’s taxable income is expected to consist mostly of interest income, capital gains and dividends. Interest income will be earned upon the funds loaned by the company to the operating subsidiaries and from temporary investments of the company, and will be taxable to the holders at ordinary income rates. Capital gains will be reported upon the sale of stock or assets by the company, and will be taxed to the holders at the appropriate capital gains rates. Any dividends received by the company from its domestic corporate holdings generally will constitute qualified dividend income, which will, under current law (which, without additional Congressional action, will expire with respect to dividends received after December 31, 2010), qualify for a reduced rate of tax. Any dividends received by the company that do not constitute qualified dividend income will be taxed to holders at the tax rates generally applicable to ordinary income. Dividend income of the company from its domestic operating subsidiaries that is allocated to corporate holders of shares will qualify for the dividends received deduction.

Allocation of Company Profits and Losses

Under Section 704 of the Code, the determination of a partner’s distributive share of any item of income, gain, loss, deduction, or credit of a partnership shall be governed by the partnership agreement unless the allocation so provided lacks “substantial economic effect” and is not otherwise in accordance with the partner’s interests in the partnership. Accordingly, a holder’s share of the company’s items of income, gain, loss, deduction, and credit will be determined by the trust agreement, unless the allocations under the trust agreement are determined not to have “substantial economic effect” and is not otherwise in accordance with the partner’s interests in the partnership. Subject to the discussion below in this section and under “— Tax Considerations for U.S. Holders,” “— Allocations Among Holders” and “— Section 754 Election,” we believe that the allocations under the trust agreement should be considered to have substantial economic effect. If the allocations were found to lack substantial economic effect, the allocations nonetheless should be deemed to be made in accordance with the “partners’ interests in the partnership,” a facts and circumstances analysis of the underlying economic arrangement of the company’s members.

In general, under the trust agreement, items of ordinary income and loss will be allocated ratably among the holders based on the number of trust interests held. Allocations of capital gains realized by the company will be made first to the manager to the extent of any profit allocation to our manager. Thereafter gains and losses from capital transactions will be allocated among the holders, based on the number of trust interests beneficially held. If the allocations provided by the LLC agreement or trust agreement were successfully challenged by the IRS, the amount of income or loss allocated to holders for U.S. federal income tax purposes could be increased or reduced or the character of the income or loss could be modified.

The U.S. federal income tax rules that apply to partnership allocations are complex, and their application, particularly to exchange-traded partnerships, is not always clear. We will apply certain conventions and assumptions intended to achieve general compliance with the intent of these rules, and to report items of income and loss in a manner that generally reflects a holder’s economic gains and losses; however, these conventions and assumptions may not be considered to comply with all aspects of the Regulations. It is, therefore, possible the IRS will successfully assert that certain of the conventions or assumptions are not acceptable, and may require items of company income, gain, loss or deduction to be reallocated in a manner that could be adverse to a holder of shares.

As required by the rules and regulations under Sections 704(b) and 704(c) of the Code (as appropriate), specified items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us and our property that has been revalued and reflected in the partners’ capital accounts upon the issuance of shares in connection with this offering. An allocation of our items of income, gain, loss and deduction, other than an allocation required by the Code to eliminate the difference between a shareholder’s “book” capital account, credited with the fair market value of contributed or adjusted property, and “tax” capital account, credited with the tax basis of contributed or adjusted property, referred to in this discussion as the “book-tax disparity,” will generally be given effect for federal income tax purposes in determining a shareholder’s distributive share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect” under the Treasury Regulations. In any other case, a shareholder’s distributive share of an item will be determined on the basis of the shareholder’s interest in us, which will be determined by taking into account all the facts and circumstances, including the shareholder’s relative contributions to us, the interests of all the shareholders in profits and losses, the interest of all the shareholders in cash flow and other nonliquidating distributions and rights of all the shareholders to distributions of capital upon liquidation. Under the Code, partners in a partnership cannot be allocated more tax depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the “ceiling limitation”). This “ceiling limitation” is not expected to have significant application to allocations with respect to contributed or adjusted property. However, to the extent the ceiling limitation is or becomes applicable, our partnership agreement requires that certain items of income and deduction be allocated in a way designed to effectively “cure” this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of our shareholders. The legislative history of Section 704(c) of the Code states that Congress anticipated that Treasury Regulations would permit partners to agree to a more rapid elimination of book-tax disparities than required provided there is no tax avoidance potential. Further, under Treasury Regulations under Section 704(c) of the Code, allocations similar to our curative allocations would be allowed.

Treatment of Distributions

Distributions of cash by a partnership generally are not taxable to the distributee-partner to the extent the amount of cash distributed does not exceed the distributee’s tax basis in its partnership interest. Cash distributions made by the company to the trust, which cash distributions the trustee in turn will distribute to the holders of shares, would create taxable gain to a holder only to the extent the distribution were to exceed the holder’s tax basis in the trust interests (see the section entitled “— Tax Basis in Trust Interests”). Any cash distribution in excess of a holder’s tax basis generally will be considered to be gain from the sale or exchange of the shares (see the section entitled “— Disposition of Shares” below).

Cash distributions to the holders of shares generally will be funded by gain realized by the company and payments to the company from the operating subsidiaries, which payments will consist of interest and principal payments on indebtedness owed to the company, and, subject to availability and board of director’s discretion, dividends. After payment of expenses, the company, again subject to the board of director’s discretion, intends to distribute the net cash to the trust, which in turn will distribute the net cash to the holders of shares. Distributions that are attributable to payments in amortization of loans made by the company may exceed the company’s taxable income, thus, resulting in distributions to the holders of shares that should constitute a return of their investment. As indicated, if cash distributions to a holder exceed the holder’s adjusted tax basis in the trust interests such holder is treated as beneficially owning, a taxable gain would result.

Disposition of Shares

If a U.S. holder transfers shares, the holder will generally be required to recognize gain or loss measured by the difference between the amount realized on the sale and the holder’s adjusted tax basis in the interests sold. The amount realized will include the holder’s share of the company’s liabilities, as well as any proceeds from the sale. The gain or loss recognized will generally be taxable as capital gain or loss, except that the gain or loss will be ordinary (and not capital gain or loss) to the extent attributable to the holder’s allocable share of unrealized gain or loss in assets of the company described in Section 751 of the Code (including certain unrealized receivables and inventory). Capital gain of non-corporate U.S. holders is eligible to be taxed at reduced rates where the interests sold are held for more than one year. Capital gain of corporate U.S. holders is taxed at the same rate as ordinary income. Any capital loss recognized by a U.S. holder on a sale of shares will generally be deductible only against capital gains, except that a non-corporate U.S. holder may also offset up to $3,000 per year of ordinary income.

Pursuant to certain IRS rulings, a partner is treated as having a single, “unified” basis in all partnership interests that it owns. As a result, if a holder acquires shares at different prices and sells less than all of its shares, such holder will not be entitled to specify particular shares as having been sold (as it could do if the company were a corporation). Rather, the holder should determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis to its shares sold. For example, if a holder purchased 200 shares for $10 per share and 200 shares for $20 per share (and assuming no other adjustments to basis), the holder would have “unified” basis of $6,000 in its 400 shares. If the holder sold 100 of its shares, the adjusted basis in the shares sold would be $1,500.

Gain or loss recognized by a holder on the sale or exchange of shares held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Regulations that will allow a holder to identify and use the actual holding periods for the shares sold for purposes of determining long-term capital gain or loss. If a holder fails to make the election or is not able to identify the holding periods for shares sold, the holder likely will have a fragmented holding period in the shares sold.

A holder that sells some or all of its shares is urged to consult its tax advisor to determine the proper application of these rules in light of the holder’s particular circumstances.

Tax Basis in Trust Interests

A U.S. holder’s initial tax basis in its shares will equal the sum of (a) the amount of cash paid by such holder for its shares, and (b) such holder’s share of the company’s liabilities. A U.S. holder’s tax basis in the trust interests will be increased by (a) the holder’s share of the company’s taxable income, including capital gain, (b) the holder’s share of the company’s income, if any, that is exempt from tax and (c) any increase in the holder’s share of the company’s liabilities. A U.S. holder’s tax basis in the trust interests will be decreased (but not below zero) by (a) the amount of any cash distributed (or deemed distributed) to the holder, (b) the holder’s share of the company’s losses and deductions, (c) the holder’s share of the company’s expenditures that are neither deductible nor properly chargeable to a capital account and (d) any decrease in the holder’s share of the company’s liabilities.

Treatment of Securities Loans

A U.S. holder whose shares are loaned to a “short seller” to cover a short sale of shares may be considered to have disposed of those shares. If so, such holder would no longer be regarded as a beneficial owner of a portion of the trust interests with respect to those shares during the period of the loan and may recognize gain or loss from the disposition. As a result, during the period of the loan (i) company income, gain, loss, deduction or other items with respect to those shares would not be includible or reportable by the holder, and (ii) cash distributions received by the holder with respect to those shares could be fully taxable, likely as ordinary income. A holder who participates in any such transaction is urged to consult with its tax adviser.

Limitations on Interest Deductions

The deductibility of a non-corporate U.S. holder’s “investment interest expense” is generally limited to the amount of such holder’s “net investment income.” Investment interest expense would generally include interest expense incurred by the company, if any, and interest expense incurred by the U.S. holder on any margin account borrowing or other loan incurred to purchase or carry shares of the trust. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gains rates is excluded from net investment income unless the holder elects to pay tax on such gain or dividend income at ordinary income rates.

Management Fees and Other Expenses

The company will pay an annual management fee to our manager. The company will also pay certain costs and expenses incurred in connection with activities of our manager. The company intends to deduct such fees and expenses to the extent that they are reasonable in amount and are not capital in nature or otherwise nondeductible. The management fees and other expenses should generally constitute miscellaneous itemized deductions for individual U.S. holders of shares. Accordingly, as described immediately below, certain limitations on deductibility of such fees and expenses by the shareholder could reduce or eliminate any associated tax benefits. Corporate U.S. holders of shares generally will not be subject to these limitations.

In general, a U.S. holder’s share of the expenses incurred by the company that are considered miscellaneous itemized deductions may be deducted by a U.S. holder that is an individual, estate or trust only to the extent that the holder’s share of the expenses exceeds 2% of the adjusted gross income of such holder. The Code imposes additional limitations (which are scheduled to be phased out between 2006 and 2010) on the amount of certain itemized deductions allowable to individuals, by reducing the otherwise allowable portion of such deductions by an amount equal to the lesser of:

•	3% of the individual’s adjusted gross income in excess of certain threshold amounts; or

•	80% of the amount of certain itemized deductions otherwise allowable for the taxable year.

Organizational and syndication expenses, in general, may not be deducted currently by either the company or any U.S. holder of shares. An election may be made by the company to amortize organizational expenses over a 180-month period. Syndication expenses cannot be amortized or deducted.

The company will report such expenses on a pro rata basis, and each U.S. holder will be required to determine separately to what extent these items are deductible on such holder’s tax return. A U.S. holder’s inability to deduct all or a portion of such expenses could result in such holder’s reporting as its share of company taxable income an amount that exceeds any cash actually distributed to such U.S. holder for the year.

Section 754 Election

Both the trust and the company have made the election permitted by Section 754 of the Code. Such an election, once made, is irrevocable without the consent of the IRS. The election will generally require, in connection with a purchase of shares in the open market, that the trust and the company adjust its proportionate share of the tax basis in the their assets, or the “inside” basis, pursuant to Section 743(b) of the Code to fair market value (as reflected in the purchase price for the purchaser’s shares), as if the purchaser of shares had acquired a direct interest in the assets. The Section 743(b) basis adjustment is attributed solely to a purchaser of shares and does not affect the tax basis of the company’s assets associated with other holders. The Section 754 election, however, could result in adjustments to the “common basis” of the company’s assets, under Section 734, in connection with certain distributions.

Generally, the Section 754 election is intended to eliminate the disparity between a purchaser’s “outside” tax basis in its shares and its share of “inside” tax basis of the assets such that the amount of gain or loss allocable to the purchaser on the disposition by the company of its assets will correspond to the purchaser’s share in the appreciation or depreciation in the value of such assets since the purchaser acquired its shares. The consequences of this basis adjustment may be favorable or unfavorable as to the purchaser-holder.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to the company, the company will apply certain simplifying conventions in determining and allocating these inside basis adjustments. It is possible that the IRS will successfully assert that the conventions utilized by the company do not satisfy the technical requirements of the Code or the Regulations and, thus, will require different basis adjustments to be made. If different adjustments were to be required by the IRS, some holders could be adversely affected.

Limitations on Deductibility of Losses

The deduction by a U.S. holder of its share of the company’s losses, if any, will be limited to the lesser of (i) the tax basis in such holder’s shares or (ii) in the case of a holder that is an individual or a closely-held corporation (a corporation where more than fifty percent (50%) of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), the amount which the holder is considered to be “at risk” with respect to certain activities of the trust. In general, the amount “at risk” includes the holder’s actual amount paid for the shares and any share of company debt that constitutes “qualified nonrecourse financing.” The amount “at risk” excludes any amount the holder borrows to acquire or hold its shares if the lender of such borrowed funds owns shares or can look only to shares for repayment. Losses in excess of the amount at risk must be deferred until years in which the company generates taxable income against which to offset such carryover losses.

Passive Activity Income and Loss

The “passive activity loss” limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer’s income from passive activities. It is expected that holders will not recognize any passive activity income or passive activity loss as a result of an investment in shares.

Allocations Among Holders

In general, the company’s profits and losses (other than capital gains and losses) will be determined on an annual basis and will be prorated on a monthly basis, to be apportioned among the holders in proportion to the number of shares of the trust owned by each holder as of the close of the last trading day of the preceding month. As a result, a seller of shares prior to the close of the last trading day of a month may be allocated income or deductions realized by the company following the date of sale. Furthermore, all dividends and distributions by the company will be made to the transferor of shares if the record date is on or before the date of transfer; similarly, if the record date is after the date of transfer, dividends and distributions shall be made to the transferee. Thus, a holder who owns shares as of the last trading day of any month and who disposes of the shares prior to the record date set for a cash distribution for that month, would be allocated items of income or loss attributable to the next succeeding month but would not be entitled to receive the cash distribution.

The trust will allocate capital gains and losses to the holders of shares on the actual date on which such gains or losses are realized.

The Code generally requires that items of partnership income, gain, loss and deduction be allocated between transferors and transferees of partnership interests on a daily basis to take into account changes in the make-up of the partnership. It is possible that a transfer of shares could be considered to occur for U.S. federal income tax purposes on the day when the transfer is completed without regard to the trust’s monthly convention for allocating profit and loss. In that event, the trust’s allocation method might be considered a method that does not comply with the tax laws.

If the IRS were to treat the transfer of shares as occurring throughout each month, and the use of a monthly convention were not allowed, or if the IRS otherwise does not accept the trust’s allocation conventions, the IRS may contend that taxable income or losses of the trust must be reallocated among the holders. If such a contention by the IRS were sustained, the holders’ respective tax liabilities would be adjusted to the possible detriment of certain holders. The company’s board of directors is authorized to revise the trust’s allocation methods in order to comply with the applicable tax laws or to allocate items of trust income, gain, loss or deduction in certain instances in a manner that may more accurately reflect the holders’ respective beneficial interests in the trust as may be necessary.

Proposed Regulations would change the permissible methods and conventions for allocating income, gain and loss among partners. Such proposed regulations would generally be effective on the date promulgated in final form, but not before the first taxable year beginning after December 31, 2009. Certain provisions of the proposed regulations concerning conventions would not apply to existing publicly traded partnerships. Under a safe harbor in the proposed regulations, publicly traded partnerships may use either the interim closing of the books method or the proration method, and under either method may use a convention that treats all changes in a partner’s interest during a calendar month as occurring on the first day of the following month, or may use a semi-monthly convention. Under the semi-monthly convention, any variation in a partner’s interest occurring on the first through the fifteenth day of a calendar month is deemed to occur on the last day of the prior month, and variations occurring on the sixteenth through the last day of a month are deemed to occur on the fifteenth day of the month. Block transfers (generally transfers during any 30 day period of more than two percent of the interests in the partnership) do not qualify for this safe harbor. The proposed regulations generally provide that partnerships using the proration method must account for extraordinary items on the day on which they occur. Extraordinary items include gains from sales of assets. If required, the trust intends to revise its allocation methods and conventions to comply with the new regulations when effective.

Constructive Termination

The trust will be considered to have terminated for tax purposes if there is a sale or exchange of 50 percent or more of the total shares within a 12-month period. A constructive termination results in the closing of the trust’s taxable year for all holders. In the case of a holder reporting on a taxable year other than a fiscal year ending December 31, the closing of the trust’s taxable year may result in more than 12 months of its taxable income or loss being includable in such holder’s taxable income for the year of termination. The trust would be required to make new tax elections after a termination, including a new election under Section 754. A termination could also result in penalties if the trust were unable to determine that the termination has occurred.

Tax Reporting by the Trust and the Company

Information returns will be filed by the trust and the company with the IRS, as required, with respect to income, gain, loss, deduction and other items derived from the company’s activities. The trust and the company will file a partnership return with the IRS and issue a Schedule K-1. We further expect that the relevant and necessary information for tax purposes also will be readily available electronically through our website. Each holder will be deemed to have consented to provide relevant information, and if the shares are held through a broker or other nominee, to allow such broker or other nominee to provide such information as is reasonably requested by us for purposes of complying with our tax reporting obligations.

Audits and Adjustments to Tax Liability

A challenge by the IRS, such as in a tax audit, to the tax treatment by a partnership of any item generally must be conducted at the partnership, rather than at the partner, level. A partnership ordinarily designates a “tax matters partner” (as defined under Section 6231 of the Code) as the person to receive notices and to act on behalf of the partnership and the partners in the conduct of such a challenge or audit by the IRS. The trust has designated Jim Bottiglieri as the “tax matters member,” who shall serve as the tax matters partner.

Our tax matters member, which is required by the trust agreement to notify all holders of any U.S. federal income tax audit of the trust, will have the authority under the trust agreement to conduct, respond to, and if appropriate, contest (including by pursuing litigation) any IRS audit of the trust’s tax returns or other tax-related administrative or judicial proceedings and, if considered appropriate, to settle such proceedings. A final determination of U.S. tax matters in any proceeding initiated or contested by the tax matters partner will be binding on all holders of shares who held their shares during the period for which the audit adjustment is made. As the tax matters member, Jim Bottiglieri will have the right on behalf of all holders to extend the statute of limitations relating to the holders’ U.S. federal income tax liabilities with respect to trust items.

A U.S. federal income tax audit of the trust’s information return may result in an audit of the tax return of a holder of shares, which, in turn, could result in adjustments to a holder’s items of income and loss that are unrelated to the company as well as to company-related items. There can be no assurance that the IRS, upon an audit of an information return of the trust or of an income tax return of a U.S. holder, might not take a position that differs from the treatment thereof by the trust or by such holder, possibly resulting in a tax deficiency. A holder would also be liable for interest on any tax deficiency that resulted from any such adjustments. Potential U.S. holders should also recognize that they might be forced to incur legal and accounting costs in resisting any challenge by the IRS to items in their individual returns, even if the challenge by the IRS should prove unsuccessful.

Foreign Tax Credits

Subject to generally applicable limitations, a U.S. holder of shares will be able to claim foreign tax credits with respect to certain foreign income taxes (if any) paid or incurred by the trust or the company, withheld on payments made to the company or paid by the company on behalf of holders. If a holder elects to claim a foreign tax credit, it must include in its gross income, for U.S. federal income tax purposes, both its share of the trust’s items of income and gain and also its share of the amount which is deemed to be the holder’s portion of foreign income taxes paid with respect to, or withheld from, dividends, interest or other income derived by the company. Subject to certain limitations, the U.S. holder may claim as a credit against its U.S. federal income tax the amount of such taxes incurred or withheld. Alternatively, a U.S. holder may elect to treat such foreign taxes as deductions from gross income. Even if the holder is unable to claim a credit or a deduction, he or she must include all amounts described above in income. We urge U.S. holders to consult their tax advisers regarding this election and its consequences to them.

Taxation of Certain Foreign Earnings

Under Subpart F of the Code, certain undistributed earnings and certain passive income of a foreign company constituting a controlled foreign corporation, or CFC, as defined in the Code, are taxed to certain U.S. shareholders prior to being distributed. None of the businesses in which the company currently intends to invest are CFCs; however, no assurances can be given that other businesses in which the company may invest in the future will not be CFCs. While distributions made by a foreign company could generally constitute “qualified dividend income” eligible for a reduced rate of tax; the Subpart F provisions of the Code may operate to prevent distributions (or deemed distributions) of such earnings from being so regarded. Additionally, if the company were to invest in a passive foreign investment company, or PFIC, a U.S. holder of shares may be subject to certain adverse U.S. federal income tax consequences, including a deferred interest charge upon the distribution of previously accumulated earnings with respect to that investment.

Reportable Transaction Disclosure Rules

There are circumstances under which certain transactions must be disclosed to the IRS in a disclosure statement attached to a taxpayer’s U.S. federal income tax return (a copy of such statement must also be sent to the IRS Office of Tax Shelter Analysis). In addition, the Code imposes a requirement on certain “material advisers” to maintain a list of persons participating in such transactions, which list must be furnished to the IRS upon written request. These provisions can apply to transactions not conventionally considered to involve abusive tax planning. Consequently, it is possible that such disclosure could be required by the company or the holders of shares if, for example, a holder incurs a loss (in excess of a threshold computed without regard to offsetting gains or other income or limitations) from the disposition of shares. While the tax shelter disclosure rules generally do not apply to a loss recognized on the disposition of an asset in which the taxpayer has a qualifying basis (generally a basis equal to the amount of cash paid by the taxpayer for such asset), such rules will apply to a taxpayer recognizing a loss with respect to interests (such as the shares) in a pass-through entity even if its basis in such interests is equal to the amount of cash it paid. We urge U.S. holders to consult their tax advisers regarding the tax shelter disclosure rules and the possible application of these rules to them.

Non-U.S. Holders

A non-U.S. holder will not be subject to U.S. federal income tax on such holder’s distributive share of the trust’s income, provided that such income is not considered to be effectively connected with the conduct of a trade or business within the United States. However, in the case of an individual non-U.S. holder, such holder will be subject to U.S. federal income tax on gains on the sale of shares in the trust or such holder’s distributive share of trust gains if such holder is present in the United States for 183 days or more during a taxable year and certain other conditions are met.

The company should not be treated as “engaged in a trade or business within the United States” and therefore should not realize income that would be treated as effectively connected with the conduct of a U.S. trade or business. If the income from the company is effectively connected with a U.S. trade or business (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), then a non-U.S. holder’s share of any company income and of any gain realized upon the sale or exchange of shares will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens and residents and domestic corporations, and such non-U.S. holder will be subject to tax return filing requirements in the U.S. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax (or lower treaty rate, if applicable) on their effectively connected earnings and profits that are not timely reinvested in a U.S. trade or business.

In addition, gains, if any, allocable to a non-U.S. holder and attributable to a sale by the company of a “U.S. real property interest,” or USRPI (other than such gains subject to tax under the rules discussed above), are generally subject to U.S. federal income tax as if such gains were effectively connected with the conduct of a U.S. trade or business. Moreover, a withholding tax is imposed with respect to such gain as a means of collecting such tax. For this purpose, a USRPI includes an interest (other than solely as a creditor) in a “U.S. real property holding corporation” (in general, a U.S. corporation, at least 50% of whose real estate and trade or business assets, measured by fair market value, consists of USRPIs), as well as an interest in a partnership that holds USRPIs. This withholding tax would be creditable against a non-U.S. holder’s actual U.S. federal income tax liability and any excess withholding tax may generally be eligible for refund. Although a non-U.S. holder who is a partner in a partnership that owns USRPIs is generally subject to tax on its sale or other disposition of its partnership interest to the extent attributable to such USRPIs, no withholding tax is generally imposed on the transfer of publicly traded partnership interests, and gain will not be taxable under the USRPI provisions where the non-U.S. holder owns no more than 5% of a publicly traded entity such as the trust. A non-U.S. holder that owns more than 5% of the company is urged to consult its tax adviser about the potential application of the USRPI provisions. We have made no determination as to whether any of the company’s investments will constitute a USRPI.

While generally not subject to U.S. federal income tax as discussed above, a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30% (or, under certain circumstances, at a reduced rate provided by an income tax treaty, if applicable) in respect of such holder’s distributive share of dividends from U.S. corporations and certain other types of U.S.-source income realized by the company. To the extent any interest income allocated to a non-U.S. holder that otherwise would be subject to U.S. withholding tax is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. holder nor a subsequent distribution of such interest income to the non-U.S. holder will be subject to withholding, provided (among other things) that the non-U.S. holder is not otherwise engaged in a trade or business in the U.S. and provides us with a timely and properly completed and executed form W-8BEN or other applicable form and said holder does not directly or indirectly own 10 percent or more of the shares or capital of the interest payor. The withholding tax as described herein will apply upon the earlier of the distribution of income to a non-U.S. holder or, if not previously distributed to a non-U.S. holder, at the time such income is allocated to a non-U.S. holder. Amounts withheld on behalf of a non-U.S. holder will be treated as being distributed to such non-U.S. holder; however, to the extent we are unable to associate amounts withheld with particular trust interests, the economic burden of any withholding tax paid by us to the appropriate tax authorities will be borne by all holders, including U.S. holders.

A non-U.S. holder will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of his or her death. It is unclear whether partnership interests will be considered U.S.-situs property. Accordingly, a non-U.S. holder is urged to consult its tax advisors to determine whether such holder’s estate would be subject to U.S. federal estate tax on all or part of the value of the trust interests beneficially owned at the time of his or her death.

Non-U.S. holders will be required to timely and accurately complete a form W-8BEN (or other applicable form) and provide such form to us, for withholding tax purposes. Non-U.S. holders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in the company.

Regulated Investment Companies

Interests in and income from “qualified publicly traded partnerships” satisfying certain gross income tests are treated as qualifying assets and income, respectively, for purposes of determining eligibility for regulated investment company, or RIC, status. A RIC may invest up to 25% of its assets in interests of a qualified publicly traded partnership. The determination of whether a publicly traded partnership such as the trust is a qualified publicly traded partnership is made on an annual basis. The trust likely will not qualify to be treated as a qualified publicly traded partnership. However, because the trust expects to satisfy the gross income requirements of Section 7704(c)(2) (determined as provided in Section 851(h)), the trust anticipates the flow-thru of at least 90% of its gross income to constitute qualifying income for regulated investment company testing purposes.

Tax-Exempt Organizations

With respect to any holder that is an organization that is otherwise exempt from U.S. federal income tax, such holder nonetheless may be subject to taxation with respect to its “unrelated business taxable income,” or UBTI, to the extent that its UBTI from all sources exceeds $1,000 in any taxable year. Except as noted below with respect to certain categories of exempt income, UBTI generally includes income or gain derived (either directly or through a partnership) from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the organization’s exempt purpose or function.

UBTI generally does not include passive investment income, such as dividends, interest and capital gains, whether realized by the organization directly or indirectly through a partnership (such as the company) in which it is a partner. This type of income is exempt, subject to the discussion of “unrelated debt-financed income” below, even if it is realized from securities trading activity that constitutes a trade or business.

UBTI includes not only trade or business income or gain as described above, but also “unrelated debt-financed income.” This latter type of income generally consists of (1) income derived by an exempt organization (directly or through a partnership) from income-producing property with respect to which there is “acquisition indebtedness” at any time during the taxable year and (2) gains derived by an exempt organization (directly or through a partnership) from the disposition of property with respect to which there is acquisition indebtedness at any time during the twelve-month period ending with the date of the disposition.

The company expects to incur debt that would be treated as “acquisition indebtedness” with respect to certain of its investments. To the extent the company recognizes income in the form of dividends or interest from any investment with respect to which there is “acquisition indebtedness” during a taxable year, the percentage of the income that will be treated as UBTI generally will be equal to the amount of the income from such investment times a fraction, the numerator of which is the “average acquisition indebtedness” incurred with respect to the investment, and the denominator of which is the “average amount of the adjusted basis” of the company’s investment during the period such investment is held by the company during the taxable year.

To the extent the company recognizes gain from the disposition of any company investment with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the investment during the twelve-month period ending with the date of disposition, and the denominator of which is the “average amount of the adjusted basis” of the investment during the period such investment is held by the company during the taxable year.

Certain State and Local Taxation Matters

State and local tax laws often differ from U.S. federal income tax laws with respect to the treatment of specific items of income, gain, loss, deduction and credit. A holder’s distributive share of the taxable income or loss of the trust generally will be required to be included in determining its reportable income for state and local tax purposes in the jurisdiction in which the holder is a resident. Also, the company may conduct business in jurisdictions in which a holder is not a resident that could subject a holder to income tax in that jurisdiction (and require a holder to file an income tax return with that jurisdiction in respect of the holder’s share of the income derived from that business). A prospective holder should consult its tax advisor with respect to the availability of a credit for such tax in the jurisdiction in which the holder is resident. Moreover, prospective holders should consider, in addition to the U.S. federal income tax consequences described above, potential state and local tax considerations in investing in the shares.

Backup Withholding

The trust is required in certain circumstances to withhold tax (called “backup withholding”) on certain payments paid to noncorporate holders of shares who do not furnish their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Each holder of shares should be aware that certain aspects of the U.S. federal, state and local income tax treatment regarding the purchase, ownership and disposition of shares are not clear under existing law. Thus, we urge each holder to consult its own tax advisers to determine the tax consequences of ownership of the shares in such holder’s particular circumstances.

LEGAL MATTERS

The validity of the shares being offered hereby will be passed upon for us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain legal matters in connection with the shares being offered hereby will be passed upon for us by Squire, Sanders & Dempsey L.L.P., Cincinnati, Ohio. Attorneys at Squire, Sanders & Dempsey L.L.P. beneficially own an aggregate of approximately 99,544 shares of the trust. The underwriters, dealers or agents, if any, will be represented by their own legal counsel in connection with any underwritten offering of the shares offered hereby.

EXPERTS

The consolidated financial statements of Compass Diversified Holdings as at December 31, 2009 and 2008 and for the three-year period ending December 31, 2009 (incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2009) have been audited by Grant Thornton LLP, independent registered public accountants, as set forth in their reports thereon appearing elsewhere herein and are included herein in reliance upon such reports given the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC’s Public Reference Room at 101 F Street, N.E., Washington, D.C. 20549. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet website is http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. We maintain an Internet website at http://www.compassdiversifiedholdings.com. The information on our website is not a part of this prospectus.

We have filed a registration statement on Form S-3 to register with the SEC the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus some of the information we file with the SEC. This permits us to disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus. Any information contained in future SEC filings will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below that have been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on March 9, 2010;

•	our definitive Proxy Statement, in connection with our 2010 Annual Meeting of Shareholders, filed with the SEC on April 9, 2010;

•	our Current Reports on Form 8-K, filed with the SEC on January 11, 2010, March 9, 2010, April 1, 2010 and April 8, 2010; and

•	the description of our shares contained in Form 8-A filed with the SEC on April 26, 2006.

We also incorporate by reference any future filings (other than current reports on Form 8-K that are furnished rather than filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits unless specifically incorporated by reference into such documents. Requests should be directed to:

Compass Diversified Holdings
Sixty-One Wilton Road
Westport, CT 06880
Telephone number (203) 221-1703
Attention: Investor Relations

6,400,000 Shares

EACH SHARE REPRESENTS
ONE BENEFICIAL INTEREST
IN COMPASS DIVERSIFIED HOLDINGS

Prospectus Supplement
April   , 2010

Joint Book-Running Managers

MORGAN STANLEY	UBS Investment Bank

Co-Managers
BB&T CAPITAL MARKETS
A Division of Scott & Stringfellow, LLC

CJS SECURITIES, INC.
JANNEY MONTGOMERY SCOTT
SUNTRUST ROBINSON HUMPHREY